17 NOVEMBER 2006

FX ENERGY POLAND SP. ZO.O

FX ENERGY, INC.

FX ENERGY NETHERLANDS PARTNERSHIP CV.

FX ENERGY NETHERLANDS BV.

and

THE ROYAL BANK OF SCOTLAND PLC

US$25,000,000

SENIOR FACILITY AGREEMENT

THIS AGREEMENT is dated 17 November 2006 and made between:

(1)	FX POLAND SP. ZO.O., (the “Borrower”);
(2)	FX ENERGY, INC. (the “Parent”);
(3)	FX ENERGY NETHERLANDS PARTNERSHIP CV. (“FX Partnership”)
(4)	FX ENERGY NETHERLANDS BV. (“FX Netherlands”)
(5)	THE ROYAL BANK OF SCOTLAND PLC (the “Lender”).

IT IS AGREED as follows:

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions

In this Agreement:

“Abandonment Date” means, in relation to each Borrowing Base Asset and each Projection, the date shown in such Projection on which it is reasonably anticipated that such Borrowing Base Asset and/or the relevant facilities relating thereto will be abandoned.

“Abandonment Liabilities” means the obligations and liabilities of the Group or any member(s) of the Group relating to the abandonment of any Borrowing Base Asset (including any such obligations and liabilities arising under any Joint Operating Agreement relating to such Borrowing Base Asset).

“Accession Letter” means a document substantially in the form set out in Schedule 14 (Form of Accession Letter).

“Accounts” means the Onshore Proceeds Accounts, the Liquidation and Royalty Accounts and the Insurances Account.

“Additional Cost Rate” has the meaning given in Schedule 5 (Mandatory Cost formulae).

“Additional Guarantor” means any person that, with the written agreement of the Lender and the Borrower, becomes a Guarantor of the Borrower’s obligations under this Agreement in accordance with Clause 23.6.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Aggregate Commitments” means, in relation to any Specified Period or any day falling in that Specified Period, the sum of the Lender’s Commitments for that Specified Period (which, as at the date of this Agreement and subject to any cancellation, reduction or transfer of any Lender’s Commitment in accordance with this Agreement, is the amount (in dollars) set opposite that Specified Period in the last column (headed “The Lender’s Commitments”) of the table in Schedule 1 (Aggregate Commitments)).

“Agreed Insurances” has the meaning given in Clause 21.10.3(A) (Insurance).

“Applicable Law” means all laws (including common or customary law), statutes, constitutions, by-laws, ordinances, regulations or any other legislative measure, judgments, decrees, decisions, writs, awards, orders, rules, directives, guidelines and policies of any Governmental Authority, treaties or any other agreements to which a Governmental Authority is a party, governing or applicable to the business and financial operations of any obligor or that otherwise relate to the Project or the exercise by the Lender of its rights under any Finance Document.

“Applicable Polish Licensing Authority” means the Minister of Environment Protection, National Resources and Forestry of the Republic of Poland whose legal successor is the Minister of the Environment of the Republic of Poland, and any other authority responsible for licensing of mining operations in Poland.

“Approved Bank Accounts” means those accounts more particularly set out in Schedule 9.

“Approved Capex Reimbursements” means $6,000,000 on account of past capital expenditure on the Initial Borrowing Base Assets that may be used for either repayment of intercompany loans to the Parent by the Borrower or for the general corporate purposes (including exploration costs) by the Borrower.

“Assumptions” means the Economic Assumptions and the Technical Assumptions.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including the date falling one month prior to the Final Maturity Date.

“Borrower Update” means a report prepared by or on behalf of the Borrower which updates the information and/or evaluation(s) contained in the most recent Reserves Report and including any additional information and/or evaluation(s) as the Lender may reasonably require.

(A)	“Borrowing Base amount” means, in relation to any Calculation Period, the amount (in dollars) reflected in each Projection which is the lesser of A and B where:
(A)	“A” is the field life cover amount calculated by dividing the NPV (Field Life) relating to that Calculation Period by 1.5; and
(B)	“B” is the loan life cover amount calculated by dividing the NPV (Loan Life) relating to that Calculation Period by 1.3.

“Borrowing Base Asset” means (A) the Petroleum Assets listed in Schedule 6 (Initial Borrowing Base Assets) and (B) any New Borrowing Base Asset but, in the case of (A) or (B), excluding any of the foregoing which has ceased to be designated a Borrowing Base Asset in accordance with Clause 6 (Projections).

“Break Costs” means the amount (if any) by which:

(A)

the interest which a Lender should have received for the period from the date of receipt of all or any part of a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(B)

the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Budget” means, in relation to each Borrowing Base Asset, a budget for that Borrowing Base Asset setting out all the costs that are to be incurred in connection with that Borrowing Base Asset for the period covered by the budget.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and Warsaw and, in relation to any date for the payment or purchase of dollars, New York.

“Calculation End Date” means, in relation to each Projection, the last day of the last Calculation Period in which any item of Gross Expenditure and/or Gross Income is projected to arise.

“Calculation Period” means each period of six months commencing on 1 January or 1 July of each year.

“CEGHL” means CalEnergy Gas Holdings Ltd.

“Commitment” means at any time during a Specified Period, the amount (in dollars) set opposite that Specified Period in the second column (headed “The Lender’s Commitment”) of the table in Schedule 1 (Aggregate Commitments) to the extent not cancelled, reduced or transferred by it under this Agreement.

“Computer Model” means the computer model used to prepare the Initial Projection, as amended from time to time in accordance with Clause 6.8 (Computer Model) or as otherwise agreed between the Borrower and the Lender.

“Default” means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents, the fulfillment of any condition or any combination of any of the foregoing) be an Event of Default.

“Economic Assumption” means each of the following economic assumptions, and the values ascribed to such assumptions, upon which each Projection or draft Projection and, in each case, the calculations and information therein are, or are to be, based:

(A)	Petroleum prices;
(B)	currency exchange rates;
(C)	inflation rates;
(D)	discount rates;
(E)	interest rates; and
(F)	any other assumption that the Lender and the Borrower agree shall be treated as “Economic Assumptions.”

“Environmental and Mining Claim” means any claim by any person in connection with (i) a breach, or alleged breach, of Environmental and Mining Laws; (ii) any accident, fire, explosion or other event of any type involving an emission or substance which is capable of causing harm to any living organism or the environment; or (iii) any other environmental contamination or other infringement of third party rights resulting from the search for, exploration and/or exploitation of minerals.

“Environmental and Mining Laws” means any law or regulation concerning (i) the protection of health and safety; (ii) environment; (iii) any emission or substance which is capable of causing harm to any living organism or the environment, or (iv) geological works as well as search for, exploration and exploitation of minerals.

“Environmental and Mining Licences” means all Authorisations necessary under Environmental and Mining Laws for the ownership of an interest in any Petroleum Asset, the exploitation of such Petroleum Asset (or any aspect thereof), and/or the carrying out of the operations and activities relating to such Petroleum Asset (including in particular Mining Concessions).

“Environmental Consultant” means RPS Group plc or such other environmental expert approved by the Lender (in consultation with the Borrower).

“Environmental Impact Assessment” means:

(A)

in relation to each of the (A) Klęka East Field, Zaniemyśl Field and Wilga Field, the environmental impact assessment prepared by the Environmental Consultant which has been delivered to the Lender pursuant to Clause 4.1 (Initial conditions precedent); and

(B)

in relation to any Borrowing Base Asset that becomes a Borrowing Base Asset after the date of this Agreement, any environmental impact assessment relating to that Borrowing Base Asset required by the Lender in connection with the designation of the relevant Petroleum Asset as a Borrowing Base Asset pursuant to Clause 6 (Projections).

“Environmental Management Plan” means, in relation to any oil field or petroleum project, a management plan prepared by the operator of such field or project which sets out the steps to be taken for the purposes of (a) ensuring that such field or project complies with Polish Applicable Law and Polish Environmental Requirements and/or (b) implementing Polish Applicable Law and Polish Environmental Requirements.

“Equivalent Financings” means any secured borrowing based financings arranged in the London market relating to any oil and gas project in North West Europe (i) that are comparable to the credit facilities contemplated by this Agreement; and (ii) to which the Lender is a party as lender.

“Event of Default” means any event or circumstance specified as such in Clause 22 (Events of Default).

“Facility” means the credit facility described in Clause 2.1 (Facility).

“Facility Office” means the office or offices of the Lender through which it will perform its obligations under this Agreement.

“Fee Letter” means each of:

(A)

any letter dated on or about the date of this Agreement between the Parent, and/or the Borrower and the Lender relating to the payment of fees relating to the Facility by the Obligors to such Lender; and

(B)	any other letter designated as such by the Lender and the Borrower.

“Field Development Plan” means:

(A)

in relation to a specific Polish Field, the field development plan for the development of that Polish Field prepared by, or on behalf of, the Borrower and/or the parties having an interest therein which was or will be submitted to the Applicable Polish Licensing Authority for its approval and in the case of any such field development plan so submitted before the date of this Agreement such plan was approved by the Applicable Polish Licensing Authority (a copy of which has been initialed by each of the Lender and the Borrower on or about the date of this Agreement for identification purposes only);

“Final Maturity Date” means the earlier of 31 December 2012 and the Reserve Tail Date.

“Finance Document” means:

(A)	this Agreement;
(B)	any Security Documents;
(C)	the Subordination Deed;
(D)	any Fee Letter; and
(E)	any other document designated as such by the Borrower and the Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(A)	moneys borrowed;
(B)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;
(C)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(D)	the amount of any liability in respect of any lease or hire purchase contract which would be treated in the accounts of the relevant person as a finance or capital lease;
(E)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(F)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;
(G)

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(H)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and
(I)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (A) to (H) above.
(B)	“Flat Fee” means a fee of $187,500 payable in lieu of issuance of the Warrant Instrument by the Borrower on or before issuance of the first Utilisation Request.
(C)	“FLCR” means the field life cover ratio being, in relation to any Calculation Period, the ratio of N:D as shown in the then current Projection, where:

(D)	“N” is the NPV (Field Life) relating to that Calculation Period; and
(E)	“D” is the aggregate amount of the Utilisations outstanding or, as the case may be, projected to be outstanding on the first day of that Calculation Period.
(F)

“GAAP/IFRS” means in relation only to the Borrower, the Guarantors or any member of the Group that is not incorporated in the UK, generally accepted accounting principles in that person’s jurisdiction of incorporation, or, in each case, if IFRS has been implemented by the Group or the relevant member thereof, IFRS.

(G)         “Governmental Authority” means the government of any country, or of any political subdivision thereof, whether state, regional or local, and any agency, authority, branch, department, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government or any subdivision thereof (including any supra-national bodies), and all officials, agents and representatives of each of the foregoing.

“Gross Expenditure” means, in relation to any period and any Obligor, without double counting:

(A)	to the extent that the same is payable in that period by that Obligor in respect of any Borrowing Base Asset:
(1)	all cash calls by the operator of that Borrowing Base Asset; and
(2)	to the extent not covered by paragraph (1) above:
(a)	all costs of producing, lifting, transporting, storing, processing and selling any Petroleum derived from that Borrowing Base Asset;
(b)	all costs of reinstating any damaged facilities relating to that Borrowing Base Asset;
(c)	all costs of satisfying any liability in respect of seepage, pollution and well control;
(d)	all insurance premiums and all the fees, costs and expenses of insurance brokers;
(e)	all exploration and appraisal expenditure on that Borrowing Base Asset;
(f)

all costs of abandonment and any payments to make provision for abandonment costs in accordance with all relevant Project Documents relating to the whole or any part of that Borrowing Base Asset or any physical assets associated with it; and

(g)	any royalties under any Petroleum production licence or other payments required by Applicable Law to be made to any Governmental Authority in Poland;
(B)	(if that Obligor holds any interests in any Borrowing Base Assets) any Taxes payable by that Obligor in that period;
(C)	any general and administrative expenditure not falling within paragraph (A) above which is payable by that Obligor in that period but only to the extent attributable to any Borrowing Base Asset;
(D)	any other expenses and payments not falling within the preceding paragraphs of this definition which are payable by that Obligor in that period in respect of any Borrowing Base Asset; and
(E)	any other expense or payment not falling in the preceding paragraphs of this definition which the Borrower elects (with the approval of the Lender) to treat as “Gross Expenditure.”

“Gross Income” means, in relation to any period and any Obligor, without double counting:

(A)	to the extent that the same is payable in that period to that Obligor in respect of any Borrowing Base Asset:

(1)           the gross proceeds (without deductions whatsoever) of any disposal of any Petroleum derived from that Borrowing Base Asset paid or payable to that Obligor in that period;

(2)           any gross proceeds (without any deductions whatsoever) payable to that Obligor in respect of the use or reservation of capacity of any pipeline forming part of, or relating to, that Borrowing Base Asset;

(3)           any other amounts paid or payable to that Obligor in that period in respect of that Borrowing Base Asset (including any proceeds of insurance);

(B)	(if that Obligor holds any interests in any Borrowing Base Assets) any refunds of Taxes payable to that Obligor in that period; and
(H)	but excluding:
(i)	any amount paid or payable by way of loan or contribution to the equity capital of that Obligor in that period;
(ii)	any amount paid or payable to that Obligor by another member of the Group; and
(iii)	any amount paid or payable to that Obligor in that period which does not relate to a Borrowing Base Asset (other than any amount referred to in paragraph (B) above).

“Group” means the Parent and its Subsidiaries for the time being, in each case as a separate legal entity and not as consolidated with any other member of the Group.

“Guarantor” means the Parent, FX Netherlands, FX Partnership and any Additional Guarantor.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means the International Financial Reporting Standards, International Accounting Standards and interpretations of those standards issued by the International Accounting Standards Board and the International Financial Reporting Interpretations Committee and their predecessor bodies.

“Independent Engineer” means RPS Group Plc or such other reputable independent petroleum engineer or other expert approved by the Lender (in consultation with the Borrower).

“Information Package” means any information supplied in writing or by way of a recordable compact disc, web site posting (or otherwise) by, or on behalf of, any Obligor to the Lender on or before the date of this Agreement in relation to the Borrowing Base Assets, the Obligors and/or any other member of the Group.

“Initial Approved Reserves” has the meaning given in Clause 6.10 (Initial Approved Reserves).

“Initial Borrowing Base Assets” means those assets specified in Schedule 6.

“Initial Projection” means:

(A)

in relation to each Polish Field and the Portfolio the relevant Projection described in paragraph 8.4.1 of Part 1 (CPs to First Utilisation) of Schedule 2 (Conditions precedent) in each case, is delivered to the Lender pursuant to Clause 4.1 (Initial conditions precedent).

“Insolvency Officer” means any liquidator, trustee in bankruptcy, judicial custodian or manager, compulsory manager, receiver, administrative receiver, administrator or other similar officer in each case, appointed in any jurisdiction, including a compulsory manager appointed pursuant to Article 27 of the Polish law dated December 6, 1996 (as amended) on registered pledge and pledge register or pursuant to Article 931 of the Polish Code of Civil Procedure.

“Insurances Account” means account referred to in Clause 21.10.3(H)(1) (Insurance).

“Insurance Consultant” means an insurance consultant chosen by the Lender in consultation with the Borrower.

“Insurance Schedule” means the schedule (in form and substance satisfactory to the Lender) setting out the insurances to be maintained with respect to the Borrowing Base Assets (as from time to time updated at the request and, with the approval of, the Lender) and which at the date of this Agreement is set out in Schedule 8.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

“Interim Projection” means each Projection that is adopted or due to be adopted on each Interim Recalculation Date.

“Interim Recalculation Date” means any date nominated by the Lender pursuant to Clause 6.1.2 (Adoption).

“Joint Operating Agreement” means any contract, agreement, joint venture or other arrangement entered into by the Borrower and a third party regulating joint operations, physical facilities and profits in relation to a Borrowing Base Asset.

“Kleka East Field” means the Borrowing Base Asset described in paragraph 1 of Schedule 6 (Initial Borrowing Base Assets).

“the Lender” means the Lender and any New Lender.

“Lender’s Available Commitment” means a Lender’s Commitment minus:

(A)	the amount of any outstanding Utilisations (other than that any Utilisations that are due to be repaid or prepaid on or before the proposed Utilisation Date); and
(B)	in relation to any proposed Utilisations, the amount of any Utilisations that are due to be made on or before the proposed Utilisation Date.

“LIBOR” means, in relation to any Loan:

(A)	the applicable Screen Rate; or
(B)

(if no Screen Rate is available for the currency or the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Lender at its request by two leading banks in the London interbank market, as of 11.00 a.m. (London time) on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

“Liquidation and Royalty Accounts” means any bank accounts required to be established under Article 26 of the Polish Geological and Mining Law to fund the future liquidation of any Borrowing Base Asset or to be used for the purpose of paying any government production and/or royalty payments.

“LLCR” means the loan life cover ratio being, in relation to any Calculation Period, the ratio of N:D as shown in the then current Projection where:

“N” is the NPV (Loan life) relating to that Calculation Period; and

“D” is the aggregate amount of the Utilisations outstanding or, as the case may be, projected to be outstanding on the first day of that Calculation Period.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Mandatory Cost” means the percentage rate per annum calculated by the Lender in accordance with Schedule 5 (Mandatory Cost formulae).

“Margin” means:

(A)	before the Portfolio Completion Date, 2.00 percent, per annum; and
(B)	on and from the Portfolio Completion Date, 1.25 percent, per annum.

“Market Disruption Event” means either or both of:

(A)

a material disruption to those payment or communication systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties: or

(B)	the occurrence of any other event which results in a disruption (of a technical or systems related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or
(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which, in either such case, is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Material Adverse Effect” means a material adverse effect on:

(A)	the financial condition of any Obligor;
(B)

the ability of any Obligor to perform (i) its obligations under any Finance Document to which it is a party or (ii) its material obligations under any Transaction Document (other than a Finance Document) to which it is a party;

(C)	the validity or enforceability of (i) any Finance Document (or any material provision thereof) or (ii) any Security purported to be created under any Security Document; or
(D)	the rights and remedies of the Lender under any Finance Document.

“Mining Concession” means a concession to search for, explore and/or exploit oil and gas issued by the Applicable Polish Licensing Authority.

“Mining Usufruct Agreement” means an agreement pursuant to which the Borrower and/or other persons hold the right of a mining usufruct.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(A)

(subject to paragraph (C) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(B)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(C)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“New Borrowing Base Asset” means any Petroleum Asset not listed in Schedule 6 (Initial Borrowing Base Assets) and that has been designated as such in accordance with Clause 6 (Projections).

“New Lender” has the meaning set forth in Clause 23 (Changes to Parties).

“NPV (Field Life)” means, in relation to any Calculation Period, the amount (in dollars) calculated in accordance with the following formula:

NPV = A + B + C

where:

“A” is the net present value (as at the first day of that Calculation Period) of the aggregate (the “relevant amount”) of the Projected Net Revenues for that Calculation Period and for each Calculation Period occurring thereafter which ends on or before the Calculation End Date (being the discounted value of the relevant amount calculated, using the Computer Model, by applying the relevant discount rate agreed or determined in accordance with Clause 6 (Projections) to the relevant amount);

“B” is the aggregate amount of sums standing to the credit of the Proceeds Accounts on the first day of that Calculation Period; and

“C” is (to the extent that such capital expenditure (i) has been approved by the Lender; (ii) is to be incurred before the Project Completion Date or Portfolio Completion Date as the case may be; and (iii) is projected to be funded from loans under this Agreement and the Subordinated Loan Agreements) the net present value (as at the first day of that Calculation Period) of the aggregate amount of capital expenditure projected to be incurred by the Borrower in the period of twelve months commencing on the first day of that Calculation Period (being, the discounted value of that aggregate amount of capital expenditure calculated, using the Computer Model, by applying the relevant discount rate agreed or determined in accordance with Clause 6 (Projections) to that aggregate amount of capital expenditure).

“NPV (Loan Life)” means, in relation to any Calculation Period, the amount, in dollars, calculated in accordance with the following formula:

NPV = A + B + C

where:

“A” is the net present value (as at the first day of that Calculation Period) of the aggregate (the “relevant amount”) of the Projected Net Revenues for that Calculation Period and for each Calculation Period occurring thereafter which ends on or before the Final Maturity Date (being the discounted value of the relevant amount calculated, using the Computer Model, by applying the relevant discount rate agreed or determined in accordance with Clause 6 (Projections) to the relevant amount);

“B” is the aggregate amount of sums standing to the credit of the Accounts on the first day of that Calculation Period; and

“C” is (to the extent that such capital expenditure (i) has been approved by the Lender; (ii) is to be incurred before the Project Completion Date or Portfolio Completion Date as the case may be; and (iii) is projected to be funded from loans under this Agreement and the Subordinated Loan Agreements) the net present value (as at the first day of that Calculation Period) of the aggregate amount of capital expenditure projected to be incurred by the Borrower in the period of twelve months commencing on the first day of that Calculation Period (being, the discounted value of that aggregate amount of capital expenditure calculated, using the Computer Model, by applying the relevant discount rate agreed or determined in accordance with Clause 6 (Projections) to that aggregate amount of capital expenditure).

“Obligor” means a Borrower or a Guarantor.

“Onshore Accounts Agreement” means the accounts agreement dated on or about the date of this Agreement between, among others, the Onshore Accounts Bank, the Lender and the Borrower and pertaining to the Onshore Proceeds Account.

“Onshore Accounts Bank” means ING Bank acting in its capacity as account bank in relation to the Onshore Proceeds Account or any other person that replaces it in such capacity in accordance with Onshore Accounts Agreement.

“Onshore Proceeds Account” means each of the Borrower’s accounts specified in Schedule 9.

“Original Obligor” means the Borrower, the Parent, FX Partnership and FX Netherlands.

“P50 Reserves” means, in relation to any Petroleum Asset, those quantities of Petroleum which the Lender (acting reasonably (i) having regard to the guidelines of the Society of Petroleum Engineers and (ii) in consultation with the Borrower) determines have a 50% or greater probability of being recovered from that Petroleum Asset.

“P90 Reserves” means, in relation to any Petroleum Asset, those quantities of Petroleum which the Lender (acting reasonably (i) having regard to the guidelines of the Society of Petroleum Engineers and (ii) in consultation with the Borrower) determines have a 90% or greater probability of being recovered from that Petroleum Asset.

“Parent” means FX energy, Inc., a Nevada corporation, as a single corporate entity, excluding its Subsidiaries.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Permitted Expenditure” means:

(A)	each item of Gross Expenditure other than any expenditure referred to in paragraph (D) of the definition of “Gross Expenditure” set out in this Clause 1.1 (Definitions);
(B)	any payment which the Borrower is required to make by law or as otherwise approved by the Lender into the Liquidation and Royalty Accounts; and
(C)	any other item of expenditure that the Lender and the Borrower agree to designate as “Permitted Expenditure.”

“Permitted Security” means:

(A)	any lien arising by operation of law and in the ordinary course of trading;
(B)	any Security constituted by any Security Document;
(C)

any Security comprising a netting or set-off arrangement entered into by an Obligor or any other member of the Group in the ordinary course of its banking and trading arrangements for the purpose of netting debit and credit balances;

(D)	any Security granted to any counterparty to any Project Document which is disclosed in writing by the Borrower under Schedule 7 or otherwise and approved in writing by the Lender;
(E)

any Security granted to secure bids, tenders, contracts, leases, statutory obligations, surety and appeal bonds, and other obligations of a similar nature arising in the ordinary course of trading up to an aggregate limit of $1,000,000 and which Security may not continue for more than 24 months following its date of creation;

(F)	any other Security not falling within the preceding paragraphs disclosed in Schedule 7 or otherwise and approved in writing by the Lender.

“Petroleum” means any mineral, oil or relative hydrocarbon (including condensate and natural gas liquids) and natural gas existing in its natural condition in strata (but not including coal or bituminous shale or other stratified deposits from which oil can be extracted by destructive distillation).

“Petroleum Asset” means (i) any Petroleum field, pipeline transmission system or other Petroleum project, (ii) the facilities relating to such field, system or project and/or (iii) the interests in such field, system, project or facilities.

“POGC” means Polish Oil and Gas Company (i.e. Polskie Górnictwo Naftowe i Gazownictwo S.A.).

“Polish Environmental Requirements” means Polish regulatory requirements for oil and gas companies including in particular requirements under Environmental and Mining Laws relating to licences and / or other aspects of the Project approval and implementation processes.

“Polish Fields” means each of the Kleka East Field, Zaniemysl Field and Wilga Field and any new field located in Poland constituting a New Borrowing Base Asset.

“Portfolio” means those Polish Fields which constitute Initial Borrowing Base Assets.

“Portfolio Completion Date” means in respect of the Initial Borrowing Base Assets, the date(s) (as confirmed by the Lender to the Borrower in writing) on which the Lender is satisfied that the Portfolio Completion Test has been met.

“Portfolio Completion Test” means a test whereby the Portfolio and all related facilities have (without unremedied major or material malfunctions) demonstrated to the Lender’s satisfaction the ability to operate, in compliance with the terms of the respective Mining Concessions providing for the right to exploit Petroleum, at rates materially demonstrating mechanical capabilities by producing, processing and transporting and making available for sale the quantities of natural gas specified in the Technical Assumptions as of the date of such test including, without limitation, satisfaction of the following conditions:

(a)	the development, construction, completion and operation of all project facilities associated with the Zaniemysl and Wilga Fields has occurred in accordance with their Field Development Plans;
(b)

the project facilities associated with the Zaniemysl and Wilga Fields have, without unremedied major or material malfunctions, demonstrated their ability to operate at rates materially demonstrating their mechanical capabilities by either

(i)	producing, processing and transporting and making available for sale 2.2 bcf of gas and 29,000 barrels of condensate;

or

(ii)

producing, processing and transporting and making available for sale gas at an average production rate of at least 12 MMscf of gas per day for a continuous period of 180 days with at least three periods of 14 consecutive days of production during this period;

(c)	invoices for gas and condensate sales have been issued in respect of the Zaniemysl and Wilga Fields and income received from these sales for three months.

“Project” means each of the following:

(A)

the development of the Klęka East Field in accordance with the Field Development Plan relating thereto that has been approved by the Applicable Polish Licensing Authority (including (i) the completion of all associated facilities and infrastructure required to exploit the Klęka East Field and (ii) any modification of any facilities relating to the Klęka East Field that are required to enable the off-take of Petroleum produced from the Klęka East Field) and the transportation, off-take and/or disposal of Petroleum derived from the Klęka East Field;

(B)

the development of the Zaniemyśl Field in accordance with the Field Development Plan relating thereto that has been approved by the Applicable Polish Licensing Authority (including (i) the completion of all associated facilities and infrastructure required to exploit the Zaniemyśl Field and (ii) any modification of any facilities relating to the Zaniemyśl Field that are required to enable the off-take of Petroleum produced from the Zaniemyśl Field) and the transportation, off-take and/or disposal of Petroleum derived from the Zaniemyśl Field;

(C)

the development of the Wilga Field in accordance with the Field Development Plan relating thereto that has been approved by the Applicable Polish Licensing Authority (including (i) the completion of all associated facilities and infrastructure required to exploit the Wilga Field and (ii) any modification of any facilities relating to the Wilga Field that are required to enable the off-take of Petroleum produced from the Wilga Field) and the transportation, off-take and/or disposal of Petroleum derived from the Wilga Field; and

(D)

the development of such other field as the Lender may agree (including the Środa Field) in accordance with the Field Development Plan relating thereto that has been approved by the Applicable Polish Licensing Authority (including (i) the completion of all associated facilities and infrastructure required to exploit the said field and (ii) any modification of any facilities relating to the said field that are required to enable the off-take of Petroleum produced from the said field) and the transportation, off-take and/or disposal of Petroleum derived from such field;

“Project Completion Date” means in respect of any New Borrowing Base Asset, the date (as confirmed by the Lender to the Borrower in writing) on which the Lender is satisfied that the Project Completion Test for the relevant New Borrowing Base Asset has been met.

“Project Completion Test” means a test whereby a New Borrowing Base Asset and all related facilities have (without unremedied major or material malfunctions) demonstrated to the Lender’s satisfaction the ability to operate at rates materially demonstrating mechanical capabilities by producing, processing and transporting and making available for sale the quantities of natural gas specified in the Projections and Technical Assumptions as of the date of such test. The test will consist of:

(1)	an average flow rate;
(2)	a total amount of production; and
(3)	a measure of the reliability of the facilities

over a period of time, as agreed in writing between the Borrower and the Lender.

“Project Documents” means:

(A)	in relation to each Borrowing Base Asset:
(1)	each Joint Operating Agreement and/ or unitisation and unit operating agreement relating to that Borrowing Base Asset;
(2)	each agreement relating to the transportation, processing and/or storage of production from that Borrowing Base Asset;
(3)	each agreement for the sale or marketing of production from that Borrowing Base Asset;
(4)

each material agreement relating to that Borrowing Base Asset and/or Petroleum produced therefrom (including any tariff and offtake contract, pipeline transmission contract, drilling contract, equipment supply contract, installation, construction, contract, maintenance and management contract), other than the agreements set forth in items (1) to (3) above;

(5)

any Authorisation required for the lawful construction, exploitation, development or operation of that Borrowing Base Asset or the production, transportation or sale of Petroleum therefrom (and including any Petroleum production or exploration licence and any particular Environmental and Mining Licenses);

(6)	any development plan filed with and/or approved by any relevant operating committee and/or any appropriate governmental or other regulatory authority relating to that Borrowing Base Asset;
(7)	such rights (if any) to geological documentation with respect to the Borrowing Base Assets which the Borrower may have;
(8)	any applicable Mining Usufruct Agreement;
(9)	agreements providing real property rights for the locations of the Borrowing Base Assets;

(B)	any documents relating to the acquisition by any member of the Group of any interests in any Borrowing Base Asset or of any entity holding the interest in such Borrowing Base Asset; and
(C)	any other document designated as such by the Borrower and the Lender.

“Projected Net Revenues” means, in relation to any period, an amount (which may be a negative or positive figure) calculated by deducting “B” from “A” where:

“A” is the aggregate of the Gross Incomes of the Borrower projected to be received in that period; and

“B” is the aggregate of the Gross Expenditure of the Borrower projected to be made in that period.

“Projection” means a consolidated cashflow and debt service projection prepared or to be prepared pursuant to this Agreement.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined two Business Days before the first day of that period, unless market practice differs in the London interbank market for a currency, in which case the Quotation Day for that currency will be determined by the Lender in accordance with market practice in the London interbank market (and if quotations would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day will be the last of those days).

“Recalculation Date” means any Scheduled Recalculation Date or Interim Recalculation Date.

“Reduction Date” means (i) each Recalculation Date and (ii) to the extent that the same does not coincide with a Recalculation Date, each date on which a Projection is adopted in accordance with Clause 6 (Projections).

“Relevant Obligor” means any Obligor (a) that has granted Security over all of its assets to the Lender under a Security Document and (b) whose Holding Company(ies) have granted Security over all of the shares in that Obligor to the Lender (in its capacity as such) or, as the case may be, the Lender under a Security Document.

“Remaining Reserves” means, in relation to each Borrowing Base Asset and any date, the quantities of Petroleum forecast in the then current Projection to be produced by that Borrowing Base Asset in the period from that date up to (and including) the Abandonment Date for such Borrowing Base Asset (which figure may vary from Projection to Projection).

“Repeating Representations” means each of the representations set out in Clause 19 (Representations) other than in sub-Clauses 19.7 (No proceedings pending or threatened), 19.9 (Environmental compliance), 19.10.2 (Security matters), 19.12 (Deduction of Tax), 19.14 (Governing law and enforcement), 19.15 (No filing or stamp taxes), 19.17.1 (Ownership).

“Reporting Period” means that period of time in respect of which progress reports on the Borrowing Base Assets are required to be provided by the Borrower to the Lender which shall be a period of a calendar quarter.

“Required Authorisation” means each Authorisation required by an Obligor or any other member of the Group:

(A)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party;
(B)	to make the Transaction Documents to which it is a party admissible in evidence in its jurisdiction of incorporation; and/or
(C)	in connection with the ownership, development, construction, operation and/or exploitation of any Borrowing Base Asset.

“Reserve Tail Date” means the Reduction Date immediately preceding the date (reflected in the then current Projection) on which the aggregate Remaining Reserves for all Borrowing Base Assets is forecast to fall below 25% of the Initial Approved Reserves.

“Reserves Report” means a report prepared by an Independent Engineer containing such information and/or evaluation(s) (relating to each Borrowing Base Asset or, as the case may be, any other Petroleum Asset which the Borrower is seeking to have designated as a Borrowing Base Asset) as the Lender may reasonably require including evaluation(s) of the recoverable reserves and/or production profiles of such Borrowing Base Assets or, as the case may be, Petroleum Assets.

“Rollover Loan” means one or more Loans:

(A)	made or to be made on the same day that a maturing Loan is due to be	repaid;
(B)	the aggregate amount of which is equal to or less than the maturing Loan;	and
(C)	made or to be made to the Borrower for the purpose of refinancing a maturing Loan.

“Scheduled Projection” means each Projection that is adopted or due to be adopted on a Scheduled Recalculation Date.

“Scheduled Recalculation Date” means each 30 June and 31 December occurring on or after the Portfolio Completion Date and before the Final Maturity Date.

“Screen Rate” means in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page (being, as at the date of this Agreement, page 3750) of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Lender may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect and shall be deemed also to include:

(i)	any right providing a third party with an existing or future right to acquire, hold or use any assets;
(ii)

any right limiting the ability of an owner to use, dispose of, possess or encumber any assets, including, without limitation, rights of first refusal, collateral transfer of ownership, collateral transfer of rights, rights of use and any lease; and

(iii)	any instrument whereby the rights of the Lender to seek satisfaction of its claims from assets are subordinated in any way to the rights of the third parties;

“Security Document” means those documents specified in paragraphs 3.1 and 3.2 of Schedule 2, Part 1 and any other document designated as such by the Lender and the Borrower.

“Specified Period” means each period specified in the first column (headed “Specified Period”) of the table set out in Schedule 1 (Aggregate Commitments).

“Sroda Field” means the Borrower’s 49% interest in the mining usufruct relating to Licence no. 32/96/p dated 19 July 1996 covering the area of “Kórnik-Sroda” region and the Borrower’s 49% interest in Petroleum accumulation, known as the “Sroda Field” (together with the Borrower’s interests in all related facilities and infrastructure).

“Subordinated Creditor” means the Parent and any Guarantor that makes or proposes to make loans to the Borrower under Subordinated Loan Agreements or equity contributions and which loans or contributions are subject to the Subordination Deed.

“Subordinated Loan Agreements” means any loan agreement (including, without limitation, those loan agreements referred to in Schedule 11 (Existing Financial Indebtedness) between a Subordinated Creditor and (i) the Borrower; and (ii) another Subordinated Creditor pursuant to which such Subordinated Creditor may make subordinated loans having an initial term of five (5) years with automatic rollover at maturity and interest roll up and which loans shall be subject to the Subordination Deed.

“Subordination Deed” means the subordination deed entered into between the Obligors, the Borrower and the Lender on or about the date of this Agreement as amended and acceded to from time to time by other Subordinated Creditors.

“Subsidiary” means, in relation to any person (a “parent entity”), any other person (the “relevant entity”) (a) in respect of which that parent entity holds or owns (directly or indirectly) more than 50% of the voting capital or similar ownership rights or (b) over which that parent entity has direct or indirect control (where, for the purposes of this definition, “control” means the power to direct the management and the policies of the relevant entity whether through the ownership of voting capital, by contract or otherwise).

“Target Completion Date” means 31 March 2007.

“Tax” means any tax, levy, impost, duty, social security charges or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to report, improper reporting, failure to pay or any delay in paying any of the same).

“Technical Assumption” means any assumptions (other than an Economic Assumption), and the values ascribed to such assumptions, upon which each Projection or draft Projection and, in each case, the calculations and information therein are, or are to be, based.

“Transaction Documents” means the Project Documents, the Finance Documents and any other document designated as such by the Borrower and the Lender.

“Unitisation” means any unitisation of, or affecting, any Borrowing Base Asset, or any adjustment of the relevant member of the Group’s interests in any Borrowing Base Asset and/or any Petroleum derived therefrom as a result of the pooling of production of that Borrowing Base Asset with that of another field or otherwise.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Utilisation” means a Loan.

“Utilisation Date” means the date of a Utilisation, being the date on which that Loan is made.

“Utilisation Request” means in relation to any Loan, a notice substantially in the form set out in Part I (Loans) of Schedule 4 (Utilisation Request).

“VAT” means value added tax as provided for in the Polish Value Added Tax Act dated March 11, 2004 (as amended) and any other tax of a similar nature imposed on any respective persons in any applicable jurisdiction.

“Warrant Instrument” means the instrument by which the Parent grants to the Lender 110,000 warrants to acquire ordinary voting stock of the Parent at US$6.00 per share in lieu of the Flat Fee on or before the issuance of the first Utilisation Request and which warrants are exercisable for a period of two (2) years after issue.

“Wilga Field” means the Borrowing Base Asset described in paragraph 3 of Schedule 6 (Initial Borrowing Base Assets).

“Zaniemysl Field” means the Borrowing Base Asset described in paragraph 2 of Schedule 6 (Initial Borrowing Base Assets).

1.2	Construction
1.2.1	Unless a contrary indication appears, any reference in this Agreement to:
(A)	the Lender, any Obligor or any Party shall be construed so as to include its successors in title, permitted assigns and permitted transferees (including any New Lender);
(B)	“assets” includes present and future properties, revenues and rights of every description;
(C)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;
(D)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(E)

a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(F)

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(G)	“disposal” means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and “dispose” will be construed accordingly;
(H)	a provision of law is a reference to that provision as amended or re-enacted;
(I)	a time of day is a reference to London time;
(J)

any matter “including” specific instances or examples of such matter shall be construed without limitation to the generality of that matter (and references to “include” shall be construed accordingly);

(K)

the “winding-up”, “dissolution” or “administration” of a person shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such person is incorporated or established, or any jurisdiction in which such person carries on business including the seeking of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors;

(L)	“$” or “dollars” is to the lawful currency for the time being of the United States of America.
(M)	references to a “Loan” include a Rollover Loan.
1.2.2	Clause, Section and Schedule headings are for ease of reference only.

1.2.3       Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.4	A Default is “continuing” if it has not been remedied or waived.

1.2.5	For the purposes of this Agreement:
(A)

subject to the first sentence in Clause 6.1.1 (Adoption), a reference to the then “current Projection” is a reference to the Projection most recently adopted pursuant to Clause 6.6 (Adoption of Projections); and

(B)	a reference to the date on which any Projection is “due” to be adopted is a reference to the Recalculation Date as of which that Projection is to be prepared and adopted under Clause 6.1.1 (Adoption).

1.2.6       For the purposes of this Agreement, a reference to the then “current Budget” for any Borrowing Base Asset is a reference to:

(A)

(until the adoption of an updated version of the relevant Budget in accordance with Clause 20.7 (Information: Budgets)), the version of the Budget for that Borrowing Base Asset provided to the Lender pursuant to Clause 4.1 (Initial conditions precedent); and, thereafter,

(B)	the version of the Budget for that Borrowing Base Asset most recently adopted pursuant to Clause 20.7 (Information: Budgets).

1.2.7       Any reference in this Agreement to the Borrowing Base amount which is “applicable” at any date or period is a reference to the Borrowing Base amount relating to that date or period as shown in the then current Projection.

1.2.8       Unless a contrary intention appears, the obligation(s) of each Obligor under this Agreement and/or the other Finance Documents shall remain in force for as long as any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

1.3	Third party rights

1.3.1       Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

1.3.2       Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

1.4	Language

1.4.1       Any notice given in connection with a Finance Document must be in English and, if required by the Security Documents, in Polish.

1.4.2	Any other document provided in connection with a Finance Document must be:
(A)	in English; or
(B)	(unless the Lender otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.
1.5	Foreign Currency Equivalent

1.5.1       A reference to an amount in dollars includes the foreign currency equivalent of such amount as calculated by the Lender.

THE FACILITY

2.	THE FACILITY
2.1	Facility

Subject to the terms of this Agreement, the Lender agrees to make available to the Borrower a dollar revolving credit facility in an aggregate amount equal to the Aggregate Commitments from time to time to be disbursed by way of Loans and which may be re-borrowed by way of Rollover Loans in accordance with Clause 7.2 (Repayment of Loans) on or before the Final Maturity Date. Loans shall, for the avoidance of doubt, constitute portions of a single revolving credit facility and the claims with respect to repayment of Loans constitute portions of a single claim relating to the repayment of the said revolving credit facility.

3.	PURPOSE
3.1	Purpose

3.1.1       The Borrower shall apply the proceeds of the Loans borrowed by it under the Facility in or towards:

(A)	(to the extent provided for in the then current Budgets) the payment of any items of Permitted Expenditure;
(B)	the payment of all fees and transactions costs relating to the Finance Documents;
(C)	Approved Capex Reimbursements; and
(D)	(if the Portfolio Completion Test has been satisfied) its general corporate purposes which for the avoidance of doubt do not include exploration expenditure (apart from Approved Capex Reimbursements).
3.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION
4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Lender has received all of the documents and other evidence listed in Part I (CPs to first Utilisation) of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Lender. The Lender shall notify the Borrower promptly upon being so satisfied. If the Borrower is not able to deliver all of the documents and evidence referred to above, the Lender may decide to accept the Utilization Request but reduce the amount of the requested utilization conditionally or otherwise. The Lender’s decision to reduce the amount of the utilization shall be communicated to the Borrower. The utilization will be made if the Borrower, within 2 Business Days following such communication, requests in writing the utilization to be made in the decreased amount. To the extent the Lender agrees to waive delivery certain documents or evidence as a condition precedent to a utilization, the Lender may require the Borrower to deliver such documents or evidence within a certain period of time following the utilization. The Borrower shall be obliged to deliver such documents within such timeframe.

4.2	Further conditions precedent

The Lender will only be obliged to make a Loan if:

4.2.1	on the date of the Utilisation Request and on the proposed Utilisation Date:
(A)

in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Utilisation and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation; and

(B)	the Repeating Representations to be made by each Obligor are true in all material respects;

4.2.2       other than in the case of a Rollover Loan, any Projection which is due to be adopted by a Recalculation Date has been adopted in accordance with Clause 6 (Projections) by such Recalculation Date unless:

(A)	it has not been so adopted as a result of any failure on the part of the Lender to perform its obligations under this Agreement; or
(B)

the Lender (acting reasonably) is of the opinion that if such a Projection were to be adopted, the applicable Borrowing Base amount that would be generated by such a Projection would exceed the aggregate amount of (i) all the outstanding Utilisations and (ii) all the Utilisations proposed to be made on the proposed Utilisation Date;

4.2.3	other than in the case of a Rollover Loan, the aggregate of:
(A)	the amount of the Utilisation proposed to be made on the proposed Utilisation Date; and
(B)

the aggregate amount of all outstanding Utilisations on the proposed Utilisation Date less the aggregate amount of all outstanding Utilisations due to be repaid or prepaid on the proposed Utilisation Date, does not exceed the lesser of (i) the Aggregate Commitments applicable on the proposed Utilisation Date and (ii) the Borrowing Base amount applicable on the proposed Utilisation Date.

4.3	Maximum number of Utilisations

A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation six (6) or more Loans would be outstanding.

UTILISATION

5.	UTILISATION - LOANS
5.1	Delivery of a Utilisation Request for Loans

The Borrower may request a Loan to be made by delivery to the Lender of a duly completed Utilisation Request not later than 11.00 a.m. on the third Business Day prior to the proposed Utilisation Date (or such later date as the Lender may agree).

5.2	Completion of a Utilisation Request for Loans

5.2.1       Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(A)	it specifies that it is for a Loan;
(B)	the proposed Utilisation Date is a Business Day within the Availability Period;

(C)	the currency and amount of the Loan complies with Clause 5.3 (Currency and amount);
(D)	the proposed Interest Period complies with Clause 10 (Interest Periods);
(E)	it has been duly signed by an authorised signatory of the Borrower; and
(F)

in the case of any Utilisation Request for a Loan to be made before the Portfolio Completion Date, it includes a certificate in the form set out in paragraph 6 of Part I (Loans) of Schedule 4 (Utilisation Request) confirming that the Borrower has sufficient funds available to it in order to achieve the Portfolio Completion Date.

5.2.2       Only one Loan may be requested in each Utilisation Request delivered under this Clause 5 (Utilisation – Loans).

5.3	Currency and amount
5.3.1	The currency specified in a Utilisation Request for a Loan must be dollar.

5.3.2       The proposed Loan must not exceed the maximum amount of the Facility that may be utilised for such Loan under Clause 4.2 (Further conditions precedent) and, except for an initial Loan equal to the total amount of fees and expenses associated with the Facility, the amount of the proposed Loan must be an amount which is a minimum of $1,000,000 and an integral multiple of $1,000,000 or, if less, that maximum amount.

PROJECTIONS

6.	PROJECTIONS
6.1	Adoption

6.1.1       Until the adoption of the first new Projection in accordance with this Clause 6 (Projections), the Initial Projection shall be the current Projection for the purposes of this Agreement. A new Projection shall be prepared in accordance with this Clause 6 (Projections) and adopted as of:

(A)	subject to Clause 6.1.3, each Scheduled Recalculation Date; and
(B)	each Interim Recalculation Date:
(1)	if the Lender so requests at any time before the Portfolio Completion Date:
(a)

following the occurrence of any event or circumstance which in the reasonable opinion of the relevant Party making such request might result in a delay in the achievement of the Portfolio Completion Date such that the Portfolio Completion Date might not occur on or before the Target Completion Date;

(b)

following any proposal to vary, or the making of any variation, to the Project (or any aspect thereof) or the occurrence of any other event or circumstance, in each case, which has resulted or which in the reasonable opinion of the relevant Party making such request may result in the then current Budget for any Borrowing Base Asset being increased by 15% or more;

(c)	following the occurrence of any event or circumstance which, in the reasonable opinion of the relevant Party making such request has, or is likely to have, a Material Adverse Effect;
(d)	following any Unitisation; or

(2)	subject to Clause 6.1.4, if the Borrower or the Lender so requests at any time on or after the Portfolio Completion Date:
(a)	following the occurrence of any event or circumstance which, in the reasonable opinion of the relevant Party making such request has, or is likely to have, a Material Adverse Effect;
(b)	where the relevant Party making such request is of the reasonable opinion that if a new Projection were to be adopted, it would or is likely to:
(i)	generate a Borrowing Base amount (relating to the Calculation Period in which such new Projection is expected to be adopted) which is less than the aggregate amount of the outstanding Utilisations; or
(ii)	demonstrate that the Obligors will not be able to meet their liabilities as they fall due in the period up to and including the Final Maturity Date;
(c)	following any Unitisation;
(3)	if the Lender so request following any change in the operator of any Borrowing Base Asset;
(4)

if the Borrower so requests following the occurrence of the Portfolio Completion Date (provided that (i) only one such request may be made; (ii) the Portfolio Completion Date occurs three months or more before the first Scheduled Recalculation Date that occurs after the Portfolio Completion Date; and (iii) a Reserves Report is delivered pursuant to Clause 20.6.1(F) (Information: Projections and Reserves Report));

(5)	following any request by the Borrower:
(a)	for any Petroleum Asset to be designated a Borrowing Base Asset; or
(b)	for any Borrowing Base Asset to cease to be designated a Borrowing Base Asset.

6.1.2       Promptly following any request for a new Projection pursuant to Clause 6.1.1(B), the Lender shall specify and notify the Borrower of the date as of which such Projection is to be prepared and adopted.

6.1.3       If, following the Portfolio Completion Date, any Interim Projection is adopted not more than two months prior to any Scheduled Recalculation Date or is in preparation not more than two months prior to any Scheduled Recalculation Date with the intention of adopting the same by that Scheduled Recalculation Date, the Scheduled Projection that was scheduled to be prepared pursuant to Clause 6.1.1(A) for adoption by that Scheduled Recalculation Date shall not be prepared.

6.1.4       No more than one request for an Interim Projection may be made pursuant to Clause 6.1.1(B)(2) in any period between two consecutive Scheduled Recalculation Dates.

6.2	Content
6.2.1	Each Projection and draft Projection prepared pursuant to this Clause 6 (Projections) must:
(A)	be prepared using the Computer Model;
(B)

be in a form similar to the Initial Projection (or such other form as the Lender may approve) and include the same type of information (and in the same level of detail) as that included in the Initial Projection;

(C)	be prepared on the basis of the Assumptions that are proposed, approved, agreed and/or determined in accordance with this Clause 6 (Projections);
(D)	without prejudice to Clause 6.2.1(B), include:
(1)	details of all the Assumptions on which it is based;
(2)	calculations of:
(a)	the Projected Net Revenues for each Calculation Period ending on or before the Calculation End Date;
(b)	the NPV (Field Life) and the NPV (Loan Life) relating to each Calculation Period ending on or before the Calculation End Date;
(c)	the FLCR and LLCR for each Calculation Period ending on or before the Calculation End Date; and
(d)	the Borrowing Base amount for each Calculation Period commencing on or before the Final Maturity Date.

6.2.2       The first Calculation Period shown in each Projection and draft Projection prepared pursuant to this Clause 6 (Projections) shall be:

(A)	in the case of any Scheduled Projection, the Calculation Period that commences on the day after the Scheduled Recalculation Date on which that Scheduled Projection is due to be adopted; and
(B)

in the case of any Interim Projection, the Calculation Period in which the relevant Interim Recalculation Date occurs or such other Calculation Period as may be specified by the Lender (where, for these purposes, the “relevant Interim Recalculation Date” means the Interim Recalculation Date on which that Interim Projection is due to be adopted).

6.3	Key principles

In (i) proposing, agreeing and/or determining Assumptions, (ii) preparing and/or approving any Projection or draft Projection or (iii) otherwise carrying out their obligations, and exercising their rights, under this Clause 6 (Projections), the Parties shall have regard to and comply with the following principles:

6.3.1	Each Projection shall be based on:
(A)	the P50 Reserves of each Borrowing Base Asset that has demonstrated a continuous history of production at a level (satisfactory to the Lender) for at least six months; and
(B)	the P90 Reserves of any other Borrowing Base Asset, or

such other reserves basis as may be agreed between the Lender and the Borrower.

6.3.2       Each Projection must disregard any income or expenditure of any Obligor that is not Gross Income or Gross Expenditure.

6.3.3       Each Projection must disregard any VAT or similar Tax which is payable in respect of any Gross Income or Gross Expenditure except to the extent that such VAT or similar Tax will be payable by any Obligor and is not effectively recoverable by it.

6.3.4       All figures for Taxes included in any Projection must be based on tax legislation in force on the relevant Recalculation Date on which that Projection is due to be adopted and on any official announcements or publications in force as at such date stating that such legislation is to be altered, supplemented or replaced in whole or in part.

6.3.5       For the purposes of determining the opening cash balance(s) and the closing cash balance(s) for each Calculation Period shown in any Projection, all amounts standing to the credit of accounts that are not Onshore Proceeds Accounts shall be disregarded.

6.3.6       The Technical Assumptions to be used for any Projection relating to any Borrowing Base Asset shall be based upon:

(A)	the Reserves Report and Borrower Update that has most recently been delivered to the Lender under this Agreement; or
(B)	if the Lender and the Borrower agree, information generated by the Borrower and supported by evidence in all respects satisfactory to the Lender.

6.3.7       Each Projection must reflect the then current Budgets and all relevant circumstances (including Abandonment Liabilities).

6.3.8       Any proceeds of insurance paid or payable to any Obligor in respect of any Borrowing Base Asset shall only be included as an item of Gross Income to the extent that:

(A)	the Borrower can demonstrate to the reasonable satisfaction of the Lender that such proceeds will be received by that Obligor when projected; and
(B)	such proceeds are not paid or payable to that Obligor in respect of any third party liability.

6.3.9       If following any disposal referred to in Clause 21.14.1 (Disposals) the Borrowing Base Assets comprise only one Polish Field, projections shall henceforth, thereafter, be based on P90 Reserves of such Borrowing Base Asset.

6.4	Preparatory steps

6.4.1       No later than 40 Business Days before each Recalculation Date or, in relation to any Interim Projection, such later date as the Lender may specify:

(A)	the Lender shall submit to the Borrower its proposals for the Economic Assumptions; and
(B)	the Borrower shall submit to the Lender its proposals for the Technical Assumptions,

to be used, in each case, for the Projection due to be adopted on such Recalculation Date.

6.4.2       The Borrower and the Lender shall seek to agree the Assumptions to be used for each Projection based on the proposals submitted in accordance with Clause 6.4.1 by (i) the date falling 30 Business Days before the Recalculation Date on which that Projection is due to be adopted or (ii) in relation to any Interim Projection, such later date as the Lender may specify.

6.5	Draft Projections
6.5.1	The Lender shall prepare a draft Projection using:
(A)	all the Assumptions that have been agreed between the Borrower and the Lender pursuant to Clause 6.4.2 (Preparatory steps); and

(B)

to the extent that the Borrower and the Lender have not been able to reach agreement on any such Assumptions by the date referred to in Clause 6.4.2 (Preparatory steps) such Assumptions as determined by the Lender (provided that, in the case of any Economic Assumptions, such Assumptions are (from the Borrower’s perspective) no less favourable than the corresponding economic assumptions which are then being used for the production of forecasts and projections on Equivalent Financings).

6.5.2       If the Borrower has made a request under Clause 6.7 (Asset base) and/or the Projection in question is being prepared pursuant to Clause 6.1.1(B)(5) (Adoption) then, at the Lender’s option:

(A)

the draft Projection shall be prepared on the basis that the relevant Petroleum Asset(s) have been designated as Borrowing Base Asset(s) and/or as the case may be, the relevant Borrowing Base Asset(s) have ceased to be so designated; or

(B)	the Lender shall prepare:
(1)

a draft Projection on the basis that the relevant Petroleum Asset(s) have been designated as Borrowing Base Asset(s) and/or, as the case may be, the relevant Borrowing Base Asset(s) have ceased to be so designated; and

(2)	a further draft Projection on the basis that no new Petroleum Asset(s) will be designated as Borrowing Base Asset(s) and no current Borrowing Base Asset(s) will cease to be so designated.

6.5.3       The Lender will endeavour to ensure that each draft Projection is delivered to the Borrower no later than (i) 25 Business Days prior to the Recalculation Date on which such Projection is due to be adopted or (ii) in the case of any draft Interim Projection, such later date as the Lender may specify.

6.5.4       Each draft Projection must be accompanied by details of the conditions (“CPs”) (if any) that the Lender (acting reasonably) considers necessary to be satisfied in order for (if the Borrower has made a request under Clause 6.7.1 (Asset base) or the draft Projection is being prepared pursuant to Clause 6.1.1(B)(5) (Adoption)), the relevant Petroleum Asset(s) to be designated as Borrowing Base Asset(s) and/or, as the case may be, the relevant Borrowing Base Asset(s) to cease to be so designated. The CPs for the designation of a Petroleum Asset as a Borrowing Base Asset may include (i) the completion of satisfactory economic, legal and technical due diligence relating to that Petroleum Asset and creation of Security Interests relating thereto in favour of the Lender and/or (ii) the production of satisfactory evidence that all Authorisations required for the development and/or exploitation of that Petroleum Asset have been obtained.

6.6	Adoption of Projection

6.6.1       Each draft Projection prepared pursuant to Clause 6.5 (Draft Projection) will not be adopted as the current Projection for the purposes of this Agreement until the latest of:

(A)	the relevant Recalculation Date on which the relevant Projection is due to be adopted;
(B)	the date on which any relevant CPs (together with any additional conditions that the Lender may require in accordance with the preceding provisions of this Clause 6 (Projections)) are satisfied; and
(C)	the date on which the Lender confirms that it has verified that the relevant draft Projection has been prepared to its satisfaction in accordance with the requirements of this Clause 6 (Projections).

6.6.2       Upon such adoption of the Projection, the Lender shall inform the Borrower accordingly and shall send a copy of that Projection to the Borrower.

6.7	Asset base

6.7.1       On or before the date falling 10 Business Days before the date on which the Lender and the Borrower are due to submit their proposals in respect of the Assumptions to be used for any Projection pursuant to Clause 6.4 (Preparatory steps), the Borrower may submit a request to the Lender, for any Petroleum Asset to be designated a Borrowing Base Asset and/or for any existing Borrowing Base Asset to cease to be designated a Borrowing Base Asset.

6.7.2       If the Borrower has made a request under Clause 6.7.1 for any Petroleum Asset to be designated a Borrowing Base Asset or a Projection is being prepared pursuant to Clause 6.1.1(B)(5) (Adoption), the Borrower must deliver to the Lender (at the same time it makes the relevant request for such Petroleum Asset to be designated a Borrowing Base Asset) all such information, documentation and evidence as the Lender may require with respect to such Petroleum Asset.

6.8	Computer Model

6.8.1       The Lender may, with the prior consent of the Borrower make amendments to the Computer Model from time to time (such consent not to be unreasonably withheld or delayed) to correct any deficiencies in such Computer Model (including any conflict between the Computer Model and any Project Document) or otherwise to reflect any changes in circumstance since the date of this Agreement.

6.9	The Independent Expert

6.9.1       Where an Assumption or any other matter is required to be referred to an independent expert for determination under this Agreement, such independent expert shall be appointed by agreement between the Borrower and the Lender or, in default of such agreement within two Business Days, appointed by the President for the time being of the Energy Institute in London.

6.9.2	If any question is referred to an independent expert, he shall be appointed on terms that:
(A)

he shall act as an expert and not as arbitrator and shall be required to determine which of the submissions made pursuant to Clause 6.9.4 he believes to be the more appropriate having regard to the contents of such submissions, any evidence supporting the same and such other information as he thinks fit in the context of syndicated secured oil and gas financings in North West Europe arranged in the London market;

(B)

his determination shall be made in writing in the form set out in Schedule 13 (Form of Independent Expert’s Determination) and shall be delivered to the Lender and the Borrower within 10 Business Days following his appointment; and

(C)	his fees and other charges in respect of such appointment shall be borne by the Borrower.

6.9.3       Upon appointing an independent expert the Lender and the Borrower shall deliver to him written submissions setting out details of their respective opinions of how the question in dispute should be resolved together with such supporting evidence in writing as they consider appropriate. The Lender and the Borrower will also supply to the independent expert such other information as he may require for the purposes of his determination.

6.9.4       The decision of the independent expert on any such question referred to him shall be final and binding on all the Parties and the question in dispute shall, accordingly, be resolved by adopting the proposed resolution set out in the submission which the independent expert determines to be the more appropriate.

6.10	Initial Approved Reserves

6.10.1     Subject to the remaining provisions of this Clause 6.10 (Initial Approved Reserves), the “Initial Approved Reserves” shall be the aggregate quantities of Petroleum forecast in the Initial Projection to be produced from the Borrowing Base Assets.

6.10.2     If any Projection has been adopted in accordance with this Clause 6 (Projections) either in connection with (a) the designation of any Petroleum Asset as a new Borrowing Base Asset or (b) any Borrowing Base Asset ceasing to be so designated, the Lender (having regard to that Projection and after consulting the Borrower) shall adjust the Initial Approved Reserves to reflect (as the case may be):

(A)          any increase in the aggregate quantities of Petroleum forecast to be produced by the Borrowing Base Assets by reason of a Petroleum Asset being designated as a new Borrowing Base Asset; or

(B)          any decrease in the aggregate quantities of Petroleum forecast to be produced by the Borrowing Base Assets by reason of a Borrowing Base Asset ceasing to be so designated.

6.10.3     The Lender shall promptly after making any adjustment pursuant to Clause 6.10.2, notify the Borrower of the same and until the next adjustment is made pursuant to Clause 6.10.2, the adjusted figure so notified by the Lender shall be the “Initial Approved Reserves” for the purposes of this Agreement.

REPAYMENT, PREPAYMENT AND CANCELLATION

7.	REPAYMENT
7.1	Reduction of Facility

The Aggregate Commitments shall reduce to zero on the Final Maturity Date.

7.2	Repayment of Loans
7.2.1	The Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.

7.2.2       Subject to compliance with the other terms of this Agreement the Borrower may borrow a Rollover Loan on the last day of the Interest Period pertaining to a Loan after serving a Utilisation Request in accordance with Section 5 (Utilisation – Loans) and if the Borrower so serves a Utilisation Request, as specified in this Clause 7.2.2, then the relevant Loan shall be deemed to have been repaid to the Lender on the last day of the relevant Interest Period and to have been immediately reborrowed as a Rollover Loan by the Borrower from the Lender for the Interest Period selected in the relevant Utilisation Request.

7.2.3       Notwithstanding any other provision of this Agreement, all Utilisations and other amounts outstanding under the Facility shall be repaid on the Final Maturity Date.

7.3	Reduction

7.3.1       The Borrower shall repay such amount of the Utilisations as is required to ensure that at all times the aggregate amount of the Utilisations does not exceed the Aggregate Commitments at that time.

7.3.2       In addition, subject to Clause 22.1.2 (Non-payment), on each Reduction Date, the Borrower shall repay such amount of the Utilisations as is required to reduce the aggregate amount of the Utilisations to the Borrowing Base amount applicable on the day after such Reduction Date.

7.3.3       Any repayments under Clause 7.3.1 or Clause 7.3.2 of Utilisations shall be applied towards such Utilisations as the Lender (acting in consultation with the Borrower) shall determine.

8.	PREPAYMENT AND CANCELLATION
8.1	Illegality

8.1.1       If it becomes unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Utilisation:

(A)	that Lender shall promptly notify the Borrower upon becoming aware of that event;
(B)	upon the Lender notifying the Borrower, the Commitment of the Lender in respect of each Specified Period will be immediately cancelled; and
(C)

the Borrower shall repay the Lender in the Utilisations made to that Borrower on the last day of the Interest Period for each Utilisation occurring after the Lender has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

8.2	Mandatory prepayment - Change of Control Event
8.2.1	For the purpose of this Clause: a Change of Control Event occurs if:
(A)

Parent does not or ceases to hold, directly or indirectly and both legally and beneficially, and have the right to vote as it sees fit, more than 50 percent, of the share capital of the Borrower or any Guarantor (other than Parent); or

(B)

Parent does not or ceases to have the right to direct, indirectly, management of the Borrower or any Guarantor (other than Parent) to comply with the types of obligations imposed by this Agreement or to determine the composition of a majority of the board of directors of the Borrower or any Guarantor other than Parent;

(C)

any person or two or more persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of or control over, voting stock of Parent (or other securities convertible into such voting stock) representing 50% or more of the combined voting power of all voting stock of Parent; or

(D)

during any period of up to 12 consecutive months, individuals who at the beginning of such 12-month period were directors of Parent (together with any new director whose election by Parent’s board of directors or whose nomination for election by Parent’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of Parent then in office.

acting in concert means acting together pursuant to an agreement or understanding (whether formal or informal); and

control means the power to direct the management and policies of the relevant entity whether by virtue of ownership of share capital, contract or otherwise.

8.2.2	If any Change of Control Event occurs:
(A)	the Borrower shall promptly notify the Lender upon becoming aware of that event;
(B)	the Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan);
(C)

the Lender may by not less than ten days notice to the Borrower, cancel the Facility and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable.

8.3	Refinancing

8.3.1       If this Facility is refinanced at any time in whole or in part, then on the date on which the first drawing is made under the credit facility or any other funding arrangement entered into for the purposes of such refinancing:

(A)	the Facility and the Commitments of the Lender for each Specified Period shall be cancelled; and
(B)	the Borrower must repay all Utilisations and other amounts outstanding under the Finance Documents.
8.4	Disposal of Borrowing Base Assets

8.4.1       Subject to Clause 21.14.2, if the Borrower at any time (i) disposes of or creates any security over (other than pursuant to a Security Document) any of its participatory interests in the Polish Fields including mining usufruct rights held by the Borrower, contractual entitlements entered into with an operator of a given Polish Field or arising under another legal basis) or (ii) disposes of or creates any security over (other than pursuant to any Security Document) any of its entitlements to receive Petroleum in connection with the operation of the Polish Fields, then:

(A)	the Facility and the Commitments of the Lender for each Specified Period shall be cancelled; and
(B)	the Borrower must repay all Utilisations and other amounts outstanding under the Finance Documents.
8.5	Voluntary cancellation

8.5.1       Subject to Clause 8.5.3, the Borrower may, if it gives the Lender not less than ten Business Days’ (or such shorter period as the Lender may agree) prior notice, cancel the whole or any part (being a minimum amount of $1,000,000 and an integral multiple of $1,000,000) of the unutilised Aggregate Commitments relating to the then current Specified Period.

8.5.2       On the date of the cancellation of any unutilised Aggregate Commitments relating to any Specified Period pursuant to Clause 8.5.1:

(A)	the Commitment of the Lender for that Specified Period shall be reduced rateably; and
(B)

if, as a result of the reduction of the Lender’s Commitment for that Specified Period (the “relevant Specified Period”) pursuant to Clause 8.5.2(A), the Lender’s Commitment for any subsequent Specified Period exceeds that reduced Commitment for the relevant Specified Period, the Lender’s Commitment for each such subsequent Specified Period shall be reduced to an amount equal to that reduced Commitment for the relevant Specified Period.

8.5.3       Before the Portfolio Completion Date, the Borrower may only cancel the whole or any part of the unutilised Aggregate Commitments pursuant to Clause 8.5.1 if the Lender consents to such cancellation (such consent not to be withheld if the Borrower can demonstrate to the reasonable satisfaction of the Lender that (after taking into account, and notwithstanding, the proposed cancellation of the unutilised Aggregate Commitments) the Borrower has sufficient funds available to it to enable it to achieve the Portfolio Completion Date by the Target Completion Date).

8.6	Voluntary prepayment of Loans

The Borrower may, if it gives the Lender not less than ten Business Days’ (or such shorter period as the Lender may agree) prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the amount of the amount of the Loan by a minimum amount of $1,000,000 and an integral multiple of $1,000,000).

8.7	Restrictions

8.7.1       Any notice of cancellation or prepayment given by any Party under this Clause 8 (Prepayment and cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

8.7.2       Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

8.7.3       Any part of the Facility which is prepaid under Clause 8.6 (Voluntary prepayment of Loans) may be reborrowed in accordance with the terms of this Agreement.

8.7.4       The Borrower shall not repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

8.7.5	No amount of the Commitments cancelled under this Agreement may be subsequently reinstated.

COSTS OF UTILISATION

9.	INTEREST
9.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

9.1.1	Margin;
9.1.2	LIBOR; and
9.1.3	Mandatory Cost, if any.
9.2	Payment of interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

9.3	Default interest

9.3.1       If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to Clause 9.3.2, is one percent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Lender (acting reasonably). Any interest accruing under this Clause 9.3 (Default interest) shall be immediately payable by the Obligor on demand by the Lender.

9.3.2       If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(A)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and
(B)	the rate of interest applying to the overdue amount during that first Interest Period shall be one percent higher than the rate which would have applied if the overdue amount had not become due.

9.3.3       Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4	Notification of rates of interest

The Lender shall promptly notify the Borrower of the determination of a rate of interest under this Agreement.

10.	INTEREST PERIODS
10.1	Selection of Interest Periods
10.1.1	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan.

10.1.2     Subject to this Clause 10 (Interest Periods), the Borrower may select an Interest Period of one, two, three or six Months or any other period agreed between the Borrower and the Lender.

10.1.3     The Borrower may, in relation to any Loan, select an Interest Period of less than six Months which does not coincide with the periods specified in Clause 10.1.2 for the purpose of ensuring that (a) the last day of such Interest Period coincides with a Reduction Date and (b) there are sufficient Loans (with an aggregate amount equal to or greater than the amount required to be repaid under Clause 7.3 (Reduction) on such Reduction Date) which have an Interest Period ending on such Reduction Date.

10.1.4	An Interest Period for a Loan shall not extend beyond the Final Maturity Date.
10.1.5	Each Interest Period for a Loan shall start on the Utilisation Date.
10.1.6	A Loan may have one Interest Period only.
10.2	Changes to Interest Periods

10.2.1     Prior to determining the interest rate for a Loan in accordance with Clause 9 (Interest), the Lender may shorten an Interest Period for any Loan to ensure that (a) the last day of such Interest Period coincides with a Reduction Date and (b) there are sufficient Loans (with an aggregate amount equal to or greater than the amount required to be repaid under Clause 7.3 (Reduction) on such Reduction Date) which have an Interest Period ending on such Reduction Date.

10.2.2     If the Lender makes any change to an Interest Period referred to in this Clause 10.2 (Changes to Interest Periods), it shall promptly notify the Borrower.

10.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.	CHANGES TO THE CALCULATION OF INTEREST
11.1	Market disruption

11.1.1     If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(A)	the Margin;

(B)

the rate notified to the Borrower by the Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the Lender of funding that Loan from whatever source it may reasonably select; and

(C)	the Mandatory Cost, if any, applicable to that Loan.

11.1.2     In this Agreement “Market Disruption Event” means at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available.

11.2	Alternative basis of interest or funding

11.2.1     If a Market Disruption Event occurs and the Lender or the Borrower so requires, the Lender and the Borrower shall enter into negotiations (for a period of not more than seven days) with a view to agreeing a substitute basis for determining the rate of interest.

11.2.2     Any alternative basis agreed pursuant to Clause 11.2.1 shall, with the prior consent of the Lender and the Borrower, be binding on them.

11.3	Break Costs

11.3.1     The Borrower shall, within three Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

12.	FEES
12.1	Commitment fee

The Borrower shall pay to the Lender in respect of each Fee Period a commitment fee computed at the applicable Commitment Rate on the daily amount (if any) by which the Aggregate Commitments exceeds the aggregate amount of all outstanding Utilisations.

12.2	Computation and payment

12.2.1     Any commitment fee, payable under this Clause 12 (Fees) must be paid by the Borrower or another Obligor on behalf of the Borrower within two Business Days after receipt by the Borrower of the calculation of such commitment fee from the Lender under Clause 12.2.3.

12.2.2	Any such commitment fee must be paid in dollars.

12.2.3     The Lender shall calculate the commitment fee payable for each Fee Period and shall notify the Borrower of the same within five Business Days after the end of the relevant Fee Period. Each such calculation shall, in the absence of manifest error, be conclusive evidence of the amount thereof.

12.3	Definitions

For the purposes of this Agreement:

12.3.1     “Applicable Margin” means, in relation to any day in any Fee Period, the Margin that would apply to any Loans on that day.

12.3.2     “Commitment Rate” means, in relation to any day in any Fee Period, the percentage rate per annum calculated by multiplying the Applicable Margin on that day by 0.5.

12.3.3     “Fee Period” means in relation to the commitment fee payable under Clause 12.1 (Commitment fee):

(1)

the period commencing on the earlier of 31st December 2006 or the date of the satisfaction of the initial conditions precedent, pursuant to Clause 4.1 and ending on the first quarter date to occur thereafter; and thereafter,

(2)

each successive period of three months (or, in the case of the last such period, less) commencing on the day after a quarter date and ending on the first quarter date to occur thereafter (or, in the case of the last such period, on the last day of the Availability Period), where, for these purposes, “quarter date” means 31 March, 30 June, 30 September or 31 December.

12.4	Flat Fee, Other fees and costs

12.4.1     The Borrower will pay to the Lender or otherwise settle the relevant fees and other costs and expenses (including the Flat Fee) in the amounts, manner and at the times set out in the Fee Letter.

12.4.2     It is acknowledged and agreed that the Flat Fee may be satisfied by either payment of that fee or issuance of the Warrant Instrument on or before the date of first Utilisation of the Facility.

12.5	Advisers’ fees

12.5.1     The Lender may (in consultation with the Borrower and the Lender) appoint any legal adviser, insurance adviser, environmental consultant, engineering consultant or other independent expert or adviser (each, a “Lenders’ Adviser”) in connection with the exercise of the Lender’s rights and discretions, or the performance of its or their duties and obligations, under the Finance Documents.

12.5.2     The Borrower shall, within five Business Days of demand by the Lender referred to in Clause 12.5.1, pay, or reimburse the Lender for any payments that it has made in relation to, the fees, costs and expenses of any Lenders’ Adviser appointed by the Lender.

ADDITIONAL PAYMENT OBLIGATIONS

13.	TAX GROSS UP AND INDEMNITIES
13.1	Definitions

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to the Lender under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

13.1.1     Unless a contrary indication appears, in this Clause 13 (Tax gross-up and indemnities) a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

13.2	Tax gross-up

13.2.1     Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

13.2.2     The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly.

13.2.3     If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

13.2.4     If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

13.2.5     Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Lender entitled to the payment evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

13.3	Tax indemnity

13.3.1     The Borrower shall (within three Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which that Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax in relation to a payment received or receivable in respect of a Finance Document.

13.3.2	Clause 13.3.1 shall not apply:
(A)	with respect to any Tax assessed on the Lender:
(1)	under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or
(2)	under the law of the jurisdiction in which the Lender’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or

(B)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 13.2 (Tax gross-up).

13.3.3     If the Lender makes or intends to make a claim under Clause 13.3.1 above it shall promptly notify the Borrower of the event which will give, or has given, rise to the claim.

13.4	Tax Credit

If an Obligor makes a Tax Payment and the Lender (acting reasonably in accordance with its normal business practices) determines that:

13.4.1     a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

13.4.2	the Lender has obtained, utilised and retained that Tax Credit,

the Lender shall pay an amount to the Obligor which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

13.5	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.6	Value added tax

13.6.1     All amounts set out, or expressed to be payable under a Finance Document by any Obligor which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT or any other Tax of a similar nature which is chargeable in connection with that amount, and accordingly, subject to Clause 13.6.2, if VAT is chargeable the Obligor shall pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Lender shall promptly provide an appropriate VAT invoice to such Obligor).

13.6.2     Where a Finance Document requires any Party to reimburse the Lender for any costs or expenses, that Party shall also at the same time pay and indemnify the Lender against all VAT incurred by the Lender in respect of the costs or expenses to the extent that the Lender reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

14.	INCREASED COSTS
14.1	Increased costs

14.1.1     Subject to Clause 14.3 (Exceptions), the Borrower shall, within three Business Days of a demand by the Lender, pay the amount of any Increased Costs incurred by that Lender or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

14.1.2	In this Agreement “Increased Costs” means:
(A)	a reduction in the rate of return from the Facility or on the Lender’s (or its Affiliate’s) overall capital;
(B)	an additional or increased cost; or
(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims
14.2.1	The Lender shall notify the Borrower of the event giving rise to the claim.

14.2.2     The Lender shall, as soon as practicable, provide a certificate confirming the amount of its Increased Costs.

14.3	Exceptions
14.3.1	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:
(A)	attributable to a Tax Deduction required by law to be made by an Obligor;
(B)	compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under that Clause 13.3 (Tax indemnity);

(C)	compensated for by the payment of the Mandatory Cost; or
(D)	attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.

14.3.2     In this Clause 14.3 (Exceptions), a reference to a “Tax Deduction” has the same meaning given to the term in Clause 13.1 (Definitions).

15.	OTHER INDEMNITIES
15.1	Currency indemnity

15.1.1     If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(A)	making or filing a claim or proof against that Obligor;
(B)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (a) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

15.1.2     Without prejudice to Clause 15.1.1, each Obligor shall as an independent obligation, within three Business Days of demand, indemnify the Lender against any cost, loss or liability which the Lender incurs as a result of the Lender receiving an amount in respect of that Obligor’s liability under any Finance Document in a currency other than the currency in which that liability is expressed to be payable under that Finance Document.

15.1.3     Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Borrower shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of:

15.2.1	the occurrence of any Event of Default;
15.2.2	a failure by an Obligor to pay any amount due under a Finance Document on its due date;
15.2.3	investigating any event which it reasonably believes is a Default; or

15.2.4     acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.	MITIGATION BY THE LENDER
16.1	Mitigation

16.1.1     The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax gross-up and indemnities), Clause 14 (Increased costs) or paragraph 3 of Schedule 5 (Mandatory Cost formulae) including transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

16.1.2     Clause 16.1.1 does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2	Limitation of liability

16.2.1     The Borrower shall indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 16.1 (Mitigation).

16.2.2     The Lender is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

17.	COSTS AND EXPENSES
17.1	Transaction expenses

17.1.1     Subject to Clause (D), the Borrower shall within five Business Days of demand pay the Lender the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with:

(A)	the negotiation, preparation, printing and execution of:
(1)	this Agreement and any other documents referred to in this Agreement; and
(2)	any other Finance Documents executed after the date of this Agreement;
(B)	the designation or de-designation of any Petroleum Assets as Borrowing Base Assets; and
(C)	the perfection of the Security intended to be created pursuant to the Security Documents.
(D)

The amount payable by the Borrower under Clause 17.1.1 in connection with the negotiation, preparation, printing and execution of (i) this Agreement and (ii) any other document relating thereto which is, or to be, executed on or before the date of the first Utilisation Date shall be paid on or before the first Utilisation Date.

17.2	Amendment costs

If (a) a relevant party requests an amendment to, a waiver of, or a consent under, any provision of any Finance Document or (b) an amendment is required pursuant to Clause 24.5 (Change of currency), the Obligors shall, within five Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement. For the purposes of this Clause, “relevant party” means any Obligor or any other party (other than the Lender) to a Finance Document.

17.3	Enforcement costs

The Borrower shall, within five Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees and expenses) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

17.4	No internal management costs

Any amount payable under this Clause 17 (Costs and expenses) shall exclude all internal costs that may be incurred by the Lender arising out of the utilisation by the Lender of its internal management time and other internal resources and nothing in this Clause 17 (Costs and expenses) shall require the Borrower to meet such internal costs.

GUARANTEE

18.	GUARANTEE AND INDEMNITY
18.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

18.1.1     guarantees to the Lender punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;

18.1.2     undertakes with the Lender that whenever an Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

18.1.3    indemnifies the Lender immediately on demand against any cost, loss or liability suffered by the Lender if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which the Lender would otherwise have been entitled to recover.

18.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

If any payment by an Obligor or any discharge given by the Lender (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

18.3.1     the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

18.3.2     the Lender shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

18.4	Waiver of defences

The obligations of each Guarantor under this Clause 18 (Guarantee and indemnity) will not be affected by an act, omission, matter or thing which, but for this Clause 18.4 (Waiver of defences) would reduce, release or prejudice any of its obligations under this Clause 18 (Guarantee and indemnity) (without limitation and whether or not known to it or the Lender) including:

18.4.1	any time, waiver or consent granted to, or composition with, any Obligor or other person;

18.4.2     the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any Obligor or other person;

18.4.3     the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

18.4.4     any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

18.4.5     any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

18.4.6     any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

18.4.7	any insolvency or similar proceedings.
18.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 18 (Guarantee and indemnity). This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may:

18.6.1     refrain from applying or enforcing any other moneys, security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

18.6.2     hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 18 (Guarantee and indemnity).

18.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Lender otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

18.7.1	to be indemnified by an Obligor;

18.7.2     to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

18.7.3     to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Lender.

18.8	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor that is expressly permitted under the terms of the Finance Documents, then on the date such Retiring Guarantor ceases to be a Guarantor:

18.8.1     that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

18.8.2     each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

18.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Lender.

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19.	REPRESENTATIONS
19.1	Timing of representations

19.1.1     Each Obligor makes the representations and warranties set out in this Clause 19 (Representations) (other than the representation and warranty set out in Clause 19.20 (Information Package)) to the Lender on the date of this Agreement.

19.1.2     Each Obligor makes the representations and warranties set out in Clause 19.10 (Security matters) on the date on which each Security Document is entered into.

19.1.3     The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:

(A)	the date of each Utilisation Request and the first day of each (i) Interest Period and (ii) Term;
(B)	each Reduction Date.
19.2	Non-conflict with other obligations

The entry into and performance by it of, or any member of the Group of, and the transactions contemplated by, the Transaction Documents to which it, or such member of the Group, is a party do not and will not conflict with:

19.2.1	any law or regulation applicable to it or any member of the Group;
19.2.2	its constitutional documents or the constitutional documents of any member of the Group; or

19.2.3     any agreement or instrument binding upon (i) it or any of its assets or (ii) any member of the Group or any assets of any member of the Group.

19.3	Status

19.3.1     It is duly incorporated and validly existing under the law of its jurisdiction of incorporation or, in the case of FX Partnership, duly organised and validly existing under the laws of the Netherlands.

19.3.2	It has the power to own its assets and carry on its business as it is being conducted.
19.4	Power and authority

It, and each member of the Group has, or as the case may be, had at the relevant time, the power to enter into, perform and deliver, and has, or as the case may be, had at the relevant time, taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents.

19.5	Binding obligations

The obligations expressed to be assumed by it, and each member of the Group, in each Transaction Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4.1 (Initial conditions precedent), legal, valid, binding and enforceable obligations.

19.6	Pari passu ranking

Its indebtedness and obligations, and indebtedness and obligations of each member of the Group, under the Finance Documents rank at least pari passu with the claims of all its or, as the case may be, that Group member’s, other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.7	No proceedings pending or threatened

Save as disclosed to the Lender in writing prior to the date of this Agreement, no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, would, or would be reasonably likely to, have a Material Adverse Effect, have (to the best of its knowledge and belief) been started or threatened against it or any member of the Group.

19.8	Financial statements, Taxes

19.8.1     The audited financial statements, or as the case may be, the audited consolidated financial statements, most recently delivered to the Lender:

(A)	were prepared in accordance with GAAP/IFRS consistently applied; and
(B)	fairly represent the financial condition and operations (consolidated if applicable) of the relevant entity(ies) to which those financial statements relate during the relevant financial year,

except, in each case, as disclosed to the contrary in those financial statements and, in the case of the Borrower, until it is required by Applicable Law or requested by the Lender to produce audited financial statements.

19.8.2     There has been no change in its business or financial condition (or the business or consolidated financial condition of the Group) since the date as of which the most recent financial statements were prepared which would, or would be reasonably likely to, have a Material Adverse Effect (where, for these purposes, the “most recent financial statements” means the financial statements, or as the case may be, the consolidated financial statements, most recently delivered to the Lender under this Agreement).

19.8.3	All members of the Group have duly complied with their obligations in relation to Taxes.
19.9	Compliance with Environmental and Mining Laws

19.9.1     It, and each member of the Group, has obtained (or has no reason to believe it will not obtain) all Environmental and Mining Licences required by it (or such member of the Group) in connection with the Borrowing Base Assets and/or their exploitation and has at all times complied with all those Environmental and Mining Licences and all other applicable Environmental and Mining Laws.

19.9.2     There is no material environmental contamination on any site connected with any Borrowing Base Asset.

19.9.3     There are no Environmental and Mining Claims current, or to its knowledge, pending or threatened, against or connected with it, any member of the Group or any Borrowing Base Asset which have or may have a Material Adverse Effect.

19.9.4     Members of the Group are in material compliance with all laws and regulations applicable to them.

19.10	Security matters

19.10.1   No Security (or agreement to create the same) exists over any of its assets or the assets of any other member of the Group, in each case, save for any Permitted Security. As at the date hereof any Permitted Security currently existing is described in Schedule 7.

19.10.2  Subject to (i) any qualifications as to matters of law set out in any legal opinion delivered pursuant to Clause 4.1 (Initial conditions precedent) or (ii) any required registration of any Security Documents, each Security Document to which it, or any member of the Group, is a party:

(A)

confers the Security of the type it purports to create over the assets over which the Security is purported to be given by that Security Document and each such Security is (subject to any Permitted Security which may be prior ranking) first ranking; and

(B)

is valid and enforceable against (i) it or, as the case may be, that member of the Group, and (ii) its Insolvency Officers and its creditors or, as the case may be, the Insolvency Officers and creditors of that member of the Group; and

(C)

is not capable of being avoided or set aside, whether in the winding up, administration or dissolution or otherwise of it or any of its assets or, as the case may be, that member of the Group or any of that Group member’s assets.

19.10.3   Each member of the Group that has entered into any Security Document for the purposes of granting Security over all or any of its assets is the legal and beneficial owner of all of the assets (the “charged assets”) secured, or purported to be secured, under such Security Document free from any Security (other than the relevant Security created pursuant to that Security Document or any Permitted Security); and where the charged assets comprise shares held by that member of the Group in another member of the Group, such charged assets are free from any restrictions as to transfer or registration and are not subject to any calls or other liability to pay money.

19.10.4   With respect to the Initial Borrowing Base Assets the Borrower is co-owner and/or co-venturer with the following parties and holds the following interests:

Borrowing Base Asset	Borrower’s Interest	Other Interests	Nature of Interests
Klęka East Field	49%	POGC 51%	Offtake contract
Wilga Field	81.82%	POGC 18.18%	Mining Usufruct
Zaniemysl Field	24.5%	POGC 51%	Offtake contract
		CalEnergy 24.5%	and Mining Usufruct
19.11	Required Authorisations

19.11.1   All Required Authorisations have been obtained or effected and are in full force and effect or will be obtained or effected and will be in full force and effect by the date on which they are required.

19.11.2   No steps have been taken for the revocation, variation or refusal of any Required Authorisation which has been granted.

19.12	Deduction of Tax

Neither it nor any member of the Group that is a party to any Finance Document is required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

19.13	No default

19.13.1   No Default is continuing or would be reasonably likely to result from the making of any Utilisation.

19.13.2   To the best of its knowledge and belief, no other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which would, or would be reasonably likely to, have a Material Adverse Effect.

19.14	Governing law and enforcement

Subject to any qualifications as to matters of law set out in any legal opinion delivered pursuant to Clause 4.1 (Initial conditions precedent):

19.14.1   the relevant law chosen as the governing law of each Finance Document to which it, or any member of the Group, is a party will be recognised and enforced in its or, as the case may be, that Group member’s, jurisdiction of incorporation; and

19.14.2   any judgment obtained in England in relation to a Finance Document to which it, or any member of the Group, is a party will be recognised and enforced in its or, as the case may be, that Group member’s, jurisdiction of incorporation.

19.15	No filing or stamp taxes

Except as specifically referred to in any legal opinion delivered pursuant to Clause 4.1 (Initial conditions precedent), under the law of its jurisdiction of incorporation or the jurisdiction of incorporation of any member of the Group, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

19.16	Borrowing Base Assets and Project Documents

19.16.1   The Project Documents are in full force and effect in all material respects and contain no restrictions, covenants and conditions that would, in any material respect, adversely affect the use, ownership, possession or exploitation of any Borrowing Base Asset in the manner contemplated by the Transaction Documents, the then current Projection, each then current Budget and/or any Field Development Plan. A complete list of Project Documents existing on the date of the execution of this agreement is set out in Schedule 10 hereto.

19.16.2   No member of the Group that is a party to a Project Document is in material default under any Project Document and, to the best of its knowledge and belief, no other party to a Project Document is in material default under any Project Document.

19.16.3   It, or a member of the Group, owns, or has sufficient access to and the right to use, all assets necessary for the exploitation of each Borrowing Base Asset as contemplated by the Transaction Documents, the then current Projection, each then current Budget and/or any Field Development Plan.

19.16.4   The Borrower and other members of the Group have rights to all assets, which are required in order to allow the Borrower to own, operate and exploit the Borrowing Base Assets as set out in Clause 19.10.4 and as contemplated in the Projections and Technical Assumptions in order to achieve the Portfolio Completion Date by the Target Completion Date. Additionally, the Borrower is the absolute legal and beneficial owner (or, subject to Clause 19.10.4), co-owner and/or co-venturer together with other parties holding interests with respect to the Polish Fields) of each Borrowing Base Asset free from any Security or other interest of any kind other than (i) the Security under the Security Documents, (ii) the Security permitted under Clause 21.11 (Negative pledge) (including, for the avoidance of doubt, Permitted Security) and (iii) the interests (if any) of any co-venturers under the Project Documents relating to that Borrowing Base Asset (where, for these purposes, a “relevant member of the Group” means any member of the Group that has granted Security over all of its assets to the Lender (in its capacity as such).

19.16.5   No member of the Group is under any obligation to create any Security over any Borrowing Base Asset except by virtue of any Security Document or as permitted under Clause 21.11 (Negative pledge).

19.16.6   Each copy of a Project Document delivered to the Lender by it is, at the time it is delivered, a correct and complete copy of the relevant document as in force at that time.

19.17	Ownership

19.17.1   As at the date of this Agreement, the only member of the Group that holds any interests in any Borrowing Base Assets is the Borrower.

19.17.2   As at the date of this Agreement, the ownership structure of the Group is as set out in Schedule 3 (Group Structure).

19.17.3   Each member of the Group that holds any interest in any Borrowing Base Assets is a Relevant Obligor.

19.18	Insurances

All insurances which are at any time required to be maintained or effected by it, or any member of the Group, pursuant to the Finance Documents are in full force and effect at that time, and to the best of its knowledge and belief, no event or circumstance has occurred, nor has there been any omission to disclose a fact, which would in either case entitle any insurer under those insurances to avoid its liability or otherwise reduce its liability.

19.19	Projections

19.19.1   All information provided by, or on behalf of, it or any member of the Group for the purposes of preparing the current Projection:

(A)	in the case of any factual information, was true in all material respects as at the date it was provided; and
(B)	have been prepared and provided in good faith and with due care on the basis of recent historical information and assumptions it considers to be reasonable.
19.19.2	The current Projection:
(A)	is based on reasonable assumptions;
(B)	is consistent with the provisions of the Transaction Documents in all material respects;
(C)	(to the extent prepared by any Obligor or other member of the Group) has been prepared in good faith and with due care; and

(D)	fairly represents the expectations of the members of the Group,

except, in the case of paragraph (A) and (D) above, to the extent the assumptions and expectations of the members of the Group differ from those of the Lender or any independent expert appointed pursuant to Clause 6.9 (The Independent Expert).

19.20	Information Package

19.20.1   The factual information prepared by it and contained in the Information Package was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated to be given; and to the best of its knowledge and belief, any other factual information contained in the Information Package was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated to be given.

19.20.2   The Information Package contains all information regarding each Obligor, each member of the Group and the Borrowing Base Assets which is material as at its date or as at the date (if any) at which it is stated to be given.

19.20.3   The estimates, forecasts and financial projections contained in the Information Package that have been prepared by, or on behalf of, any member of the Group have been prepared, in good faith and with due care on the basis of recent historical information and assumptions it considers to be reasonable.

19.20.4   Each expression of opinion or intention made by, or on behalf of, any member of the Group and contained in the Information Package has been made in good faith, with due care and after careful consideration and enquiry and on the basis of assumptions it considers to be reasonable.

19.20.5   The Information Package did not, when provided, omit any information which, if disclosed, would make the Information Package untrue or misleading in any material respect.

19.20.6   As at the date of this Agreement, nothing has occurred which, if disclosed, would make the Information Package untrue or misleading in any material respect.

19.20.7  Schedule 11 lists all agreements to which the Borrower is a party relating to Financial Indebtedness.

19.20.8	Schedule 12 lists all agreements to which the Borrower is a party with any Affiliate.

19.20.9   All agreements entered into by the Borrower with any Affiliate or third party have been entered into in the ordinary course of business and are on terms no less favourable to the Borrower than would result from arm’s length negotiations.

20.	INFORMATION UNDERTAKINGS
20.1	Financial statements

The Borrower shall supply to the Lender:

20.1.1     as soon as the same become available, but in any event within 120 days after the end of each of its financial years, the audited financial statements, or (where relevant) the audited consolidated financial statements, of each Obligor for that financial year; and

20.1.2     as soon as the same become available, but in any event within 90 days after the end of each of its financial quarters, the financial statements (consolidated where relevant) of each Obligor for that quarter.

20.2	Requirements as to financial statements

20.2.1     Each Obligor shall procure that each set of financial statements relating to it delivered pursuant to Clause 20.1 (Financial statements), fairly represents its financial condition (or, as the case may be, consolidated financial position) as at the date as at which those financial statements were drawn up.

20.2.2     The Obligors shall procure that each set of financial statements delivered pursuant to Clause 20.1 (Financial statements) is prepared using GAAP/IFRS.

20.3	Information: Project

The Borrower must supply to the Lender:

20.3.1     by the 15th day of the subsequent Reporting Period, and at any other time promptly upon the request of the Lender, a progress report (in a form approved by the Lender (acting reasonably)) relating to the relevant Borrowing Base Asset comprised in the Project which includes (i) a reconciliation of the budgeted and planned costs for the Project in that quarter against the actual costs for the Project incurred in that calendar month and (ii) any other information that the Lender may reasonably require for the purposes of enabling the Lender to monitor the progress being made with respect to the Project or any aspect thereof;

20.3.2     promptly upon receipt of the same from the operators of the Polish Fields and, in any event, no later than 30 days after such receipt, copies of any development reports, budgets (or updates thereof), development programmes, production data and/or other reports that it or any other member of the Group receives from such operator;

20.3.3	by the 15th day of the subsequent Reporting Period:
(A)

copies of development reports, budgets (or updates thereof), development programmes, production data and/or other reports (each, a “relevant report”) prepared by it in its capacity as operator of any of the Polish Fields or on its behalf in such capacity which have not previously been provided to the Lender (in each case a form approved by the Lender, acting reasonably) or, if it ceases to be the operator of any of the Polish Fields, promptly upon receipt of the same from the operator of any of the Polish Fields (or, as the case may be) and, in any event, no later than 30 days after such receipt, copies of each relevant report that it or any other member of the Group receives from such operator;

(B)

a progress report (in a form approved by the Lender, acting reasonably) which (1) describes (in such level of detail as the Lender may reasonably require) the then current status of the Borrower’s discussions with its co-venturers in the Polish Fields with respect to the development of the Polish Fields and (2) includes copies of minutes of any meetings of the operating committee held in that calendar month;

(C)

a list of all Project Documents executed in such month, as well as a list of all Project Documents which expired, were terminated or amended in such month, and, upon request of the Lender, it shall provide any copies of any requested documents set forth above; and

(D)	a list of any Permitted Security created in such month.

20.3.4     promptly upon submitting the same, a copy of the final version of the Field Development Plan for any Polish Field which is submitted to the Applicable Polish Licensing Authority for its approval;

20.3.5     promptly upon receipt of the same, a copy of the Applicable Polish Licensing Authority’s approval of such Field Development Plan for any Polish Field; and

20.3.6     promptly upon request from the Lender, such other technical, commercial or other information as the Lender may reasonably request with respect the Project or any aspect thereof.

20.4	Information: miscellaneous

The Obligors must supply to the Lender:

20.4.1     all documents dispatched by it to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

20.4.2     copies of all documents filed publicly by, or on behalf of, the Guarantors with the relevant stock exchange at the same time as they are filed (where for these purposes, “relevant stock exchange” means the Nasdaq National Market);

20.4.3     promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which, if adversely determined, would have a Material Adverse Effect;

20.4.4     promptly upon becoming aware of the same, details of any event or circumstance or any new information which results in any material information previously provided to the Lender by it or its advisors being misleading or inaccurate in any material respect;

20.4.5    information regarding any decisions concerning registration of (or refusal to register) any Security required to be registered in the applicable registers, promptly after such information; and

20.4.6     promptly, such further information regarding its financial condition, business, assets and operations as the Lender may reasonably request.

20.5	Information: Borrowing Base Assets

Save to the extent that the same has been supplied pursuant to Clause 20.3 (Information: Project), the Obligors must supply to the Lender:

20.5.1     promptly upon receipt by it of the same, a copy of any notice of default (howsoever called) served upon it under any Project Document;

20.5.2     promptly upon becoming aware of the same, the details of any claims and/or proceedings which are current, threatened or pending in relation to any Borrowing Base Asset which, if adversely determined, would have a Material Adverse Effect;

20.5.3     promptly upon becoming aware of the same, the details of any event or circumstance which has resulted in the production, recovery or transportation of Petroleum with respect to any Borrowing Base Asset being suspended or interrupted for a period of 30 days or more;

20.5.4     promptly upon becoming aware of the same, details of any potential or actual warranty claim or any other material dispute under the then current Project Document which may result in a liability equal to an increase of at least 15% of the Budget in respect of any Borrowing Base Asset;

20.5.5     promptly upon becoming aware of the same, details of (i) any incident involving any material physical damage to a Borrowing Base Asset and (ii) any proposal for reinstatement;

20.5.6     promptly upon request by the Lender, a copy of any reports or budgets in respect of each Borrowing Base Asset prepared by the operator or operating committee thereof;

20.5.7     promptly upon becoming aware of the same, any other information relating to a Borrowing Base Asset or Obligor that could reasonably be expected to change any Assumption in the current Projection (in a material respect) or impose any additional material liability on any Obligor;

20.5.8	promptly upon request by the Lender:
(A)	a copy of any Project Document and
(B)	such information as the Lender may reasonably require in respect of a Borrowing Base Asset or a member of the Group;

20.5.9     promptly upon such document being entered into or otherwise executed or issued, a copy of any Project Document, copies of which have not previously been provided to the Lender;

20.5.10  no later than seven days prior to the date on which any member of the Group proposes to enter into, execute or file for any new Project Document or make a material amendment or request a material amendment to the terms of any existing Project Document, a copy of the then current draft of the relevant new Project Document that any member of the Group proposes to enter into after the date of this Agreement or, as the case may be, details of the proposed material amendment;

20.5.11   at the same time as the same is submitted, copies of any information provided by any member of the Group to, or any application made by any member of the Group to, the Applicable Polish Licensing Authority or any other governmental agency or body in relation to any Borrowing Base Asset; and

20.5.12  promptly upon becoming aware of the same, the details of any Unitisation or potential Unitisation or any steps that have been, or are being, taken with respect to any Unitisation or potential Unitisation.

20.6	Information: Projections and Reserves Reports

20.6.1     The Borrower shall commission, at the expense of the Obligors, the Independent Engineer to prepare a Reserves Report:

(A)	on an annual basis for the purposes of the Scheduled Projections to be adopted in accordance with Clause 6 (Projections);
(B)	if at any time the Borrower makes a request for a Petroleum Asset to be designated a Borrowing Base Asset or for a Borrowing Base Asset to cease to be so designated;
(C)	if any request for an Interim Projection is made pursuant to Clause 6.1.1(B) (Adoption) by the Lender;
(D)

if the Lender so requests following any acquisition of any asset by the Borrower or any member of the Group that, in the reasonable opinion of the Lender, has a material effect on the risk profile of the Group;

(E)

if at any time the Borrower notifies the Lender that an event has happened or a circumstance has arisen that will have a material impact on the NPV (Loan Life) or the NPV (Field Life) attributable to any Borrowing Base Asset and that it wishes for such event or circumstance to be taken into account for the purposes of the next Scheduled Projection; and

(F)

following the occurrence of the Portfolio Completion Date unless the Borrower procures the delivery to the Technical Agent of a written confirmation (in form and substance satisfactory to the Lender, acting reasonably) from the Independent Engineer confirming that having regard to, and taking into account, the occurrence of the Portfolio Completion Date, all the information specified in the most recent Reserves Report delivered to the Lender under this Agreement remains up to date.

20.6.2     The Borrower shall use its reasonable endeavours to ensure that each Reserves Report which is commissioned and prepared:

(A)	pursuant to Clause 20.6.1(A), is delivered to the Lender no later than 45 Business Days before 30 June of each year;

(B)	pursuant to Clause 20.6.1(B), is delivered to the Lender within 30 days of the relevant request being made by the Borrower;
(C)	pursuant to Clause 20.6.1(C), is delivered to the Lender within 30 days of the relevant request being made by the Lender or the Lender;
(D)	pursuant to Clause 20.6.1(D),is delivered to the Lender within 30 days of the relevant request being made by the Lender;
(E)

pursuant to Clause 20.6.1(E), is delivered to the Lender no later than 40 Business Days before the relevant Scheduled Recalculation Date on which the relevant Scheduled Projection is due to be adopted;

(F)

pursuant to Clause 20.6.1(F), is delivered to the Lender no later than 40 Business Days before the first Recalculation Date following the Portfolio Completion Date on which a Projection is due to be adopted.

20.6.3	The Borrower shall:
(A)

ensure that each Reserve Report that is prepared pursuant to this Clause 20.6 (Information: Projections and Reserves Reports) is addressed to the Lender in a manner which ensures that the Independent Engineer owes a duty of care to the Lender;

(B)

instruct the Independent Engineer to include in each Reserve Report prepared by it the operating costs and capital expenditure profiles that it takes into consideration for each Borrowing Base Asset; and

(C)	ensure that any Reserves Report delivered pursuant to Clause 20.6.2(F) takes into account and reflects the occurrence of the Portfolio Completion Date.

20.6.4     The Borrower must supply to the Lender on the last day of each Calculation Period, a reconciliation report (in a form approved by the Lender (acting reasonably)) which reconciles (i) the projected costs and revenues set out in the then current Projection and the then current Budgets for that Calculation Period with (ii) the actual costs incurred and revenues received in that period.

20.6.5     The Borrower shall, at the expense of the Obligor, prepare or procure the preparation of Borrower Updates and deliver each such Borrower Update to the Lender no later than 45 Business Days before 31 December of each year (unless a Reserves Report is scheduled pursuant to Clause 20.6.2 to be delivered to the Lender within one month of such date).

20.6.6     The Obligors must supply, and the Borrower must procure that each member of the Group supplies, promptly upon request made by the Lender, in connection with the procedures provided for in Clause 6 (Projections) and the preparation and/or adoption of the Projections, all such information and documents as the Lender may reasonably request.

20.7	Information: Budgets
20.7.1	The Borrower must supply to the Lender:
(A)	a Budget for each Borrowing Base Asset referred to in Schedule 6 (Initial Borrowing Base Assets) pursuant to Clause 4.1 (Initial conditions precedent); and
(B)	a Budget for each other Borrowing Base Asset on or before the date on which that Borrowing Base Asset becomes designated as such pursuant to Clause 6 (Projections).

20.7.2     Thereafter, the Borrower must supply the Lender a draft Budget for each Borrowing Base Asset which updates the information contained in the then current Budget:

(A)	no later than 45 Business Days before 30 June of each year; and
(B)	if any circumstance or event has arisen which results, or might reasonably be expected to result, in any information contained in the then current Budget being inaccurate in any material respect.
20.7.3	The Borrower shall:
(A)

in the case of any Budget or any draft Budget supplied by it pursuant to this Agreement for any Borrowing Base Asset the operator of which is in a form satisfactory to the Lender (acting reasonably and in consultation with the Borrower) and contains all such information as the Lender may reasonably require; and

(B)

in the case of any Budget or any draft Budget supplied by it pursuant to this Agreement for any other Borrowing Base Asset, use its reasonable endeavours to ensure that the same contains all such information as the Lender may reasonably require.

20.7.4     As soon as reasonably practicable after the receipt by it of each draft Budget supplied by the Borrower pursuant to Clause 20.7.2, the Lender will (subject to Clause 20.7.6) either:

(A)	confirm its approval of the draft Budget; or
(B)	acting reasonably and in consultation with the Borrower, make, or require the Borrower to make, such modifications to the draft Budget as the Lender considers necessary.
20.7.5	If:
(A)

the Lender approves any draft Budget for any Borrowing Base Asset pursuant to Clause 20.7.4(A), then on the date on which the Lender confirms its approval of the same, the draft Budget so approved by the Lender shall be adopted as the then current Budget for that Borrowing Base Asset; or

(B)

the Lender makes, or requires the Borrower to make, any modifications to any draft Budget for any Borrowing Base Asset pursuant to Clause 20.7.4(B), then the draft Budget (as modified) shall be adopted as the then current Budget for that Borrowing Base Asset on the date on which the Lender confirms that all relevant modifications have been made to its satisfaction.

20.7.6     After the Portfolio Completion Date, the Lender will not withhold its approval to any draft Budget for any Borrowing Base Asset supplied by the Borrower pursuant to Clause 20.7.2 or require any modifications to be made to such draft Budget, in each case, save to the extent that such draft Budget contains any manifest error. For these purposes, “completion date” means:

(A)	in relation to the each Budget relating to any Borrowing Base Asset referred to in Schedule 6 (Initial Borrowing Base Assets), the Project Completion Date; and
(B)

in relation to each Budget for any other Borrowing Base Asset, the date on which such Borrowing Base Asset has demonstrated a continuous history of production over a period of no more than six months which is satisfactory to the Lender (acting reasonably).

20.8	Notification of default

20.8.1     Each Obligor shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

20.8.2     Promptly upon a request by the Lender, the Borrower shall supply to the Lender a certificate signed by two of its directors or senior officers on its behalf (and not in their personal capacities) certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.9	Inspection of data

Each Obligor shall allow any representative of the Lender, upon reasonable notice following the occurrence of a Default, to have access to and to inspect any and all books, records and other relevant data or information in the possession of or available to each Obligor during regular business hours.

20.10	Additional due diligence

If the Lender so requires following the Lender becoming aware of any event, circumstance or any matter which in the reasonable opinion of such Lender has, or would have, a material and adverse impact on (i) any Assumption in the current Projection, (ii) any Budget, (iii) any Field Development Plan, (iv) on the progress of the Project; or (v) otherwise on the operation and/or exploitation of any Borrowing Base Asset, then the Lender may carry out, or appoint expert(s) or adviser(s) to carry out, such due diligence with regard to any Borrowing Base Asset as it considers necessary and the Borrower shall (1) take all such steps as may reasonably be necessary to facilitate the same and (2) be responsible for all reasonable costs (including legal and other advisory fees) that may be incurred by the Lender in connection with such due diligence.

20.11	“Know your customer” checks
20.11.1	If:
(A)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(B)	any change in the status, or the composition of the shareholders, of an Obligor after the date of this Agreement; or
(C)	a proposed assignment or transfer by the Lender of any of its rights and obligations under this Agreement to a party that is not the Lender prior to such assignment or transfer,

obliges the Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender in order for the Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20.11.2

(A)

The Borrower shall, by not less than 10 Business Days’ prior written notice to the Lender, notify the Lender of its intention to request that one of its Subsidiaries becomes an Additional Guarantor pursuant to Clause 23.6 (Additional Guarantors).

(B)

Following the giving of any notice pursuant to paragraph (A) above, if the accession of such Additional Guarantor obliges the Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or on behalf of any prospective new Lender) in order for the Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor.

21.	GENERAL UNDERTAKINGS
21.1	Corporate existence

21.1.1     Each Obligor shall maintain its corporate or other existence (as the case may be) under the laws of its jurisdiction of incorporation or establishment and no Obligor may change its corporate or other domicile, or attempt to resolve to do so.

21.1.2     No Obligor may enter into any amalgamation, demerger, merger or corporate reconstruction without the prior written consent of the Lender.

21.2	Compliance with documents

Each Obligor shall duly and properly perform, and comply with, its obligations under the Transaction Documents if any failure to do so would, or would be reasonably likely to, have a Material Adverse Effect.

21.3	Compliance with laws

Each Obligor shall, and shall ensure that each member of the Group that is a party to any Finance Document will, comply in all respects with all laws and regulations applicable to it or its assets or activities for the time being, if failure so to comply would, or would be reasonably likely to, have a Material Adverse Effect.

21.4	Required Authorisations

Each Obligor shall, and shall ensure that each member of the Group will, promptly:

21.4.1	obtain, comply with and do all that is necessary to maintain in full force and effect; and
21.4.2	supply certified copies to the Lender of,

any Required Authorisations.

21.5	Taxes
21.5.1	Each Obligor shall:
(A)	not change its tax residence;
(B)

procure that all Taxes payable by, or assessed upon, it are paid when due save to the extent that such payment is being contested in good faith and being lawfully withheld and a sufficient reserve has been set aside for the purposes of meeting such payment;

(C)

to the fullest extent it is able to do so, apply any and all tax credits, losses, reliefs or allowances taken into account any Projection at any time in the manner, at the time and to the extent that they were so taken into account;

(D)	not surrender or dispose of any tax credit, loss, relief or allowance to any person other than a Relevant Obligor; and
(E)	file all tax returns required to be filed by it in any jurisdiction within the period required by law.

21.5.2     The Guarantors shall file all tax returns required to be filed by it in any jurisdiction within the period required by law.

21.6	Security Documents

Save for any registration of any Security Document which is undertaken by the Lender’s legal counsel, each Obligor shall, and shall ensure that each member of the Group will, take all steps (including the making or delivery of filings and the payment of fees) which are within its power and reasonably necessary for the purposes of ensuring that each Security Document to which it, or member of the Group, is a party:

21.6.1     confers the Security of the type it purports to create over the assets over which the Security is purported to be given by that Security Document and each such Security is (subject to any Permitted Security that may be prior ranking) first ranking; and

21.6.2    is valid and enforceable against (i) it or, as the case may be, that member of the Group, and (ii) its Insolvency Officers and its creditors or, as the case may be, the Insolvency Officers and creditors of that member of the Group; and

21.6.3    is not capable of being avoided or set aside, whether in the winding up, administration or dissolution or otherwise of it or any of its assets or, as the case may be, that member of the Group or any of that Group member’s assets.

21.7	Pari passu ranking

Each Obligor shall, and shall ensure that each member of the Group will, procure that at all times its indebtedness and obligations under the Finance Documents rank at least pari passu with the claims of all its, or as the case may be, that Group member’s, other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

21.8	Borrowing Base Assets
21.8.1	Each Obligor shall, and shall ensure that each member of the Group will:
(A)

exercise such votes and other rights as it may have under the Project Documents for the purposes of ensuring that each Borrowing Base Asset is at all times developed, operated, maintained and/or exploited in a reasonable and prudent manner and in accordance with good oil industry practice, all applicable laws and regulations, any Environmental Impact Assessment, any applicable Environmental Management Plan, and the provisions of the Transaction Documents;

(B)	not abandon all or any material part of any Borrowing Base Asset in which it has an interest;
(C)	not concur in any proposal or decision to abandon all or any material part of the any Borrowing Base Asset in which it has an interest; and vote against any such proposal or decision;
(D)	not exercise its rights on any operating or similar committee in a manner that would be materially prejudicial to the interests of the Lender under the Finance Documents; and
(E)

maintain full and proper technical and financial records in relation to each Borrowing Base Asset in which it has an interest, and ensure (so far as it is able) that the Lender (and/or any person nominated by it) is afforded reasonable access to each of such Borrowing Base Asset and all such records during normal business hours on reasonable notice.

21.8.2     Without prejudice to Clause 21.8.1, the Guarantors shall exercise such votes and other rights as it may have under all agreements to which it is a party for the purposes of ensuring that all Petroleum Assets (other than the Borrowing Base Assets) in which it has an interest are at all times developed, operated, maintained and exploited in a reasonable and prudent manner and in accordance with good oil industry practice.

21.9	Project Documents
21.9.1	Each Obligor shall, and shall ensure that each member of the Group will:
(A)	ensure that none of its rights under or in respect of any of the Project Documents are at any time terminated, suspended or limited in any material way;
(B)	not agree to any material waiver, material amendment, termination or cancellation of any of the Project Documents without the prior consent of the Lender;
(C)	duly and properly perform, in all material respects, its obligations under the Project Documents (except to the extent, if any, they are inconsistent with its obligations under the Finance Documents);
(D)

exercise its rights, and (so far as within its power) ensure that others exercise their respective rights, under and in respect of the Project Documents consistently with its obligations under the Finance Documents;

(E)	not enter into any Project Document the entry into, performance, termination or breach of which would, or would be reasonably likely to, result in a Material Adverse Effect;
(F)

ensure that all rights of the Borrower under any Project Document are assigned to the Lender or are otherwise subject to a Security under a Security Document for the benefit of the Lender in accordance with the Lenders instructions, pursuant to the Security Documents in a manner which is in form and substance satisfactory to the Lender.

21.10	Insurance

21.10.1   Each Obligor shall, and shall ensure that each member of the Group will, take out and maintain, or cause to be taken out and maintained, with respect to the Borrowing Base Assets and all activities relating thereto:

(A)	insurances in such amounts and against such risks as set out in the Insurance Schedule;
(B)

any other insurances in such amounts and on such terms and against such risks as would be taken out by prudent owners and/or operators (acting in accordance with good oil industry practice) of comparable assets and/or carrying out comparable activities in the region in which the relevant Borrowing Base Assets are located or the relevant activities are taking place; and

(C)

any other insurances against any other risks which the Lender may reasonably require as a result of any material change(s) in circumstances or risks (unless such insurance is not available at reasonable commercial rates).

21.10.2   Each Obligor shall, and shall ensure that each member of the Group will, take out and maintain, or cause to be taken out and maintained, with respect to all its other assets and activities, insurances in such amounts and on such terms and against such risks as would be taken out by prudent owners and/or operators (acting in accordance with good oil industry practice) of comparable assets and/or carrying out comparable activities in the region in which the relevant assets are located or the relevant activities are taking place.

21.10.3	Each Obligor shall, and shall ensure that each member of the Group will:
(A)	procure that all insurances that are required to be effected and maintained by it under Clause 21.10.1 (the “Agreed Insurances”) are so maintained:
(1)	with insurers or underwriters acceptable to the Lender; and
(2)

on terms consistent with the insurances maintained by prudent owners and/or operators (acting in accordance with good oil industry practice) of assets comparable to those of the Group and/or whose activities are comparable to those of the Group;

(B)

procure that all moneys received or receivable by it under any insurances relating to third party liability are applied directly to the person to whom the liability to which the sum relates was incurred, or to the relevant insured party in reimbursement of moneys expended in satisfaction of such liability;

(C)	procure that the Lender is named as co-insured party and loss payee;
(D)

not do, or knowingly permit anything to be done, which may make any Agreed Insurance void, voidable, unavailable or unenforceable or render any sums which may be paid out under any Agreed Insurance repayable in whole or in part;

(E)	promptly pay all premiums, calls and contributions and do all other things necessary to keep each Agreed Insurance maintained in full force and effect;
(F)

on demand by the Lender, produce to the Lender (a) the policy, certificate or cover note relating to any Agreed Insurance (b) the receipt for the payment of any premium for any Agreed Insurance or (c) such other details of any Agreed Insurance as the Lender may reasonably request;

(G)

ensure that (unless the same is not available at reasonable commercial rates) every policy relating to an Agreed Insurance contains a non-vitiation clause and any other lender endorsements that the Lender may reasonably request, in each case, in such form as the Lender (acting reasonably) may approve (where, for these purposes, “lender endorsements” means any endorsements or clauses relating to the protection of the Lender with respect to its interests in any Agreed Insurances);

(H)	if the Lender so requires:
(1)

enter into a Security Document (in form and substance satisfactory to the Lender) for the purposes of granting Security over any Agreed Insurances and the proceeds thereof and a bank account into which such proceeds are to be paid in favour of the Lender unless such Security has been granted under an existing Security Document; and

(2)	deliver to the Lender, or procure the delivery to the Lender of, any legal opinion or other document that the Lender may reasonably require in connection with the entry into such Security Document.

21.10.4   No Lender shall have any liability for the payment of premiums or any other amount owing in respect of any insurances.

21.10.5   If any Obligor or any member of the Group fails to pay any premium or other costs relating to any Agreed Insurances when due, the Lender may, at its sole discretion, pay any such premium or costs and the Obligors shall immediately on demand reimburse the Lender for all such payments made by it.

21.11	Negative pledge

21.11.1  Subject to Clause 21.11.3, no Obligor may, and each Obligor shall ensure that no member of the Group will, create or permit to subsist any Security over any of its assets, other than Security established under the Security Documents.

21.11.2  Subject to Clause 21.11.3, no Obligor may, and each Obligor shall ensure that no member of the Group will,

(A)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any other person;
(B)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;
(C)

enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts (apart from mandatory rights of set-off under any Mining Usufruct or Joint Operating Agreement); or

(D)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

21.11.3   Clauses 21.11.1 and 21.11.2 do not apply to any (i) Permitted Security or (ii) any member of the Group that is not a party to any Finance Document.

21.12	Financial Indebtedness

21.12.1   No Obligor may, and each Obligor shall ensure that no member of the Group will, incur any Financial Indebtedness other than:

(A)	Financial Indebtedness specifically referred to in the Projections;
(B)	Permitted Expenditure;
(C)	any Financial Indebtedness incurred by any member of the Group that is not a party to any Finance Document;
(D)	Financial Indebtedness which is subject to the Subordination Deed (including any guarantee of such Financial Indebtedness);
(E)

Financial Indebtedness under finance or capital leases of vehicles, plant, equipment or computers provided that the aggregate capital value of all such items so leased under outstanding leases by Obligors do not exceed $750,000 at any time;

(F)	other Financial Indebtedness of any one or more Obligors not otherwise permitted by this paragraph which, in aggregate, does not exceed $500,000; and
(G)	any other Financial Indebtedness incurred with the prior consent of the Lender.
21.13	No loans and guarantees

21.13.1	No Obligor may, and each Obligor shall ensure that no member of the Group will:
(A)

be a creditor in respect of any Financial Indebtedness or provide any other form of credit or financial accommodation to any person, other than intercompany loans and/or advances made for financing purposes by the Parent to its Subsidiaries from its own financial resources and not from proceeds from the Loans or Financial Indebtedness and, in the case of any Financial Indebtedness provided by an Obligor to the Borrower, on terms that such Financial Indebtedness is subordinated and subject to the Subordination Deed;

(B)	give any guarantee or indemnity in respect of any contractual obligation of any other person;

and the Borrower undertakes that it will not maintain any bank accounts apart from the Approved Bank Accounts.

21.13.2	Clause 21.13.1 does not apply to:
(A)

credit extended on normal trade terms by the Guarantors to its trading counterparties in the ordinary course of its oil and gas trading including advances of operating costs under any Mining Usufruct Agreement and Joint Operating Agreement and compliance with gas balancing provisions under gas sales agreements;

(B)

any guarantee or indemnity given by any member of the Group in the ordinary course of its business in respect of any contractual obligation of any other member of the Group which is incurred in accordance with the Finance Documents; or

(C)	any member of the Group that is not a party to any Finance Document.
21.14	Disposals

21.14.1   No Obligor may, and each Obligor shall ensure that no member of the Group will, enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any Borrowing Base Asset or any interests therein or any of its shareholding in any person holding any interest in any Borrowing Base Asset, without the prior written consent of the Lender, which shall not be unreasonably withheld if:

(A)	at the time of and immediately after such transaction or series of transactions no Event of Default shall subsist or occur (as the case may be); and
(B)	such disposal is for fair value on terms resulting from arm’s length negotiations independently verified by valuers acceptable to the Lender; and
(C)	following such disposal the Lender will not or does not consider that an unreasonable concentration of risk will arise in connection with the remaining Borrowing Base Assets; and
(D)	the proceeds of any such disposal are applied towards repaying the Loans.
21.14.2	Clause 21.14.1 does not apply to:
(A)	any sale of Petroleum on terms no less favourable to the Borrower than would result from arm’s length negotiations of cash-only consideration in the ordinary course of trading;
(B)	any disposal for cash not otherwise prohibited under the terms of any Finance Document;
(C)	any disposal of surplus materials or of materials that are forthwith replaced with materials of equivalent utility;
(D)	any disposal arising solely by virtue of a Unitisation;

(E)

any disposal of materials used in the course of a Group member’s operations where such disposal is made in the ordinary course of business and on terms no less favourable to the Borrower than would result from arm’s length negotiations; and

(F)

any disposals of a Petroleum Asset which has ceased to be designated as a Borrowing Base Asset in accordance with Clause 6 (Projections) where the amount of all Utilisations are reduced in accordance with Clause 7.3 (Reduction), in each case, following the adoption of the new Projection which takes account of such Petroleum Asset ceasing to be designated a Borrowing Base Asset.

21.15	Change of business

No Obligor may, and each Obligor shall ensure that no member of the Group will, carry on any business other than the ownership, development and exploitation of the Borrowing Base Assets and the exploration for, and development and production of, Petroleum.

21.16	Distributions
21.16.1	For the purposes of this Agreement, “Distribution” means, in relation to any person:
(A)	any payment, dividend or other distribution (whether in cash or in kind) in relation to any of its share capital;
(B)

any redemption, reduction, repayment, or retirement of any of its share capital or any other payments resulting in a reduction of the payer’s own funds (including, in particular, reserve and supplementary capital);

(C)

any payments in respect of, or any repayment, prepayment, redemption, retirement, discharge or purchase of, or sub-participation in, any loans or other financial accommodation made available to it by any Affiliate (including any such payments under the Subordinated Loan Agreement or Financial Indebtedness subject to the Subordination Deed);

(D)	any other payments (including any management, advisory or other fees) or distributions to any of its shareholders or its Affiliates,

in each case, whether in cash or in kind and whether by way of actual payment, set-off, counter-claim or otherwise.

21.16.2   No Obligor (other than the Parent) may make or pay, or permit to be made or paid, any Distribution unless such Distribution is made within 10 Business Days after a Reduction Date and at the time of and immediately after making such Distribution no Event of Default shall subsist or occur (as the case may be).

21.16.3   No Obligor may, and each Obligor shall ensure that no member of the Group will, agree to any arrangement (other than the Security Documents) which may restrict its ability to declare, make or pay any Distribution.]

21.17	Transactions with Affiliates

Save for any intercompany loans or equity contributions made by the Parent or any of its Affiliates to the Borrower in accordance with the terms of the Finance Documents and which are subject to the Subordination Deed, the Parent or any of its Affiliates will not enter into any transaction with any Affiliate (other than transactions on terms no less favourable than would result from arm’s length negotiations for cash-only consideration in the ordinary course of trading) without the consent of the Lender (such consent not to be unreasonably withheld or delayed).

21.18	Acquisitions

21.18.1   The Borrower may not make any acquisitions or investments without the consent of the Lender (which consent, in the case of any acquisitions or investments made after the Portfolio Completion Date, shall not be unreasonably withheld).

21.18.2	Clause 21.18.1 does not apply to:
(A)	any Permitted Expenditure incurred by the Borrower;
(B)

any acquisitions or investments made by the Parent or any member of the Group that is not a party to any Finance Document from its own financial resources and not from proceeds from the Loans or other Financial Indebtedness.

(C)

any acquisitions or investments in the ordinary course of trading and/or which have a value which is less than a sum equal to an increase of 15% of the then current Budget for any Borrowing Base Asset; and

(D)

any acquisitions or investments by the Borrower from its own financial resources and not from proceeds from the Loans or other Financial Indebtedness of oil and gas assets for cash or shares where the applicable reserves and purchase consideration are audited by engineers and/or valuers acceptable to the Lender.

21.19	Expenditure

21.19.1   No Obligor may, and each Obligor shall ensure that no member of the Group will, incur any expenditure other than as may be set out in the Projections (in the case of the Borrower) or from its own financial resources and not from proceeds from the Loans or Financial Indebtedness (in the case of other Obligors).

21.19.2	Clause 21.19.1 does not apply to:
(A)	any expenditure incurred by the Parent or any other member of the Group that is not a party to any Finance Document;
(B)

(to the extent that the same is permitted to be met from withdrawals from any Onshore Proceeds Accounts pursuant to the Accounts Agreements) any item of Permitted Expenditure and the payment of any sums due under the Security Documents, in each case, when the same falls due for payment;

(C)	any item of appraisal well expenditure and comprised with Permitted Expenditure;
(D)	any item of exploration well expenditure funded by Parent or any other Obligor from its own resources and not from Financial Indebtedness;
(E)	any other expenditure approved by the Lender.
21.20	Environmental matters

21.20.1   Each Obligor shall, and shall ensure that each member of the Group will, comply in all material respects with all Environmental and Mining Laws and Environmental and Mining Licences applicable to it and/or any of its assets.

21.20.2   Each Obligor shall, and shall ensure that each member of the Group will, promptly upon becoming aware of the same notify the Lender of:

(A)	any Environmental and Mining Claim current, or to its knowledge, pending or threatened;

(B)	any circumstances reasonably likely to result in an Environmental and Mining Claim; or
(C)	any material environmental contamination on any site connected with any Borrowing Base Asset.

21.20.3   Each Obligor shall, and shall ensure that each member of the Group will, comply in all material respects with any Environmental Management Plan that is applicable to it and/or any of its assets.

22.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clauses 22.1 (Non-payment) is an Event of Default.

22.1	Non-payment

22.1.1     An Obligor or any other member of the Group that is a party to any Finance Document does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless its failure to pay is caused by:

(1)	administrative or technical error; and
(2)	payment is made within three Business Days of its due date.

22.1.2     No Event of Default will occur under Clause 22.1.1 by reason of the Borrower failing to repay the Utilisations in accordance with Clause 7.3.2 (Reduction) on any Reduction Date save where a new Projection has been adopted in accordance with Clause 6 (Projections) in connection with any Borrowing Base Asset ceasing to be so designated and on the Reduction Date which is the date of the adoption of that Projection, the Borrower fails to repay the Utilisations in accordance with Clause 7.3.2 (Reduction).

22.2	Breach of key covenants

An Obligor does not comply with any provision set out in any of Clauses 21.1 (Corporate existence), 21.11 (Negative pledge), 21.12 (Financial Indebtedness), 21.13 (No loans and guarantees), 21.14 (Disposals), 21.16 (Distributions), 21.18 (Acquisitions) or 21.18.2(B) (Expenditure).

22.3	Other obligations

22.3.1     An Obligor, or any other member of the Group that is a party to a Finance Document, does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.1 (Non-payment) and Clause 22.2 (Breach of key covenants)).

22.3.2     No Event of Default under Clause 22.3.1 will occur if the failure to comply is capable of remedy and is remedied to the reasonable satisfaction of the Lender within 21 days of the Lender giving notice to the Borrower or, if earlier, the Borrower becoming aware of the failure to comply.

22.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor, or any member of the Group that is a party to any Finance Document, in the Finance Documents or any other document delivered by or on behalf of any Obligor, or any member of the Group that is a party to any Finance Document, under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made unless the circumstances giving rise to the misrepresentation:

22.4.1	are capable of remedy; and

22.4.2     are remedied to the reasonable satisfaction of the Lender within 21 days of the date on which the relevant representation or statement was made or deemed to be made.

22.5	Cross default

22.5.1     Any Financial Indebtedness of any Obligor or any other member of the Group that is a party to any Finance Document is not paid when due nor within any originally applicable grace period.

22.5.2     Any Financial Indebtedness of any Obligor or any other member of the Group that is a party to any Finance Document is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

22.5.3     Any commitment for any Financial Indebtedness of any Obligor or any other member of the Group that is a party to any Finance Document is cancelled or suspended by a creditor of any Obligor or any other member of the Group that is a party to any Finance Document as a result of an event of default (however described).

22.5.4     Any creditor of any Obligor or any other member of the Group that is a party to any Finance Document becomes entitled to declare any Financial Indebtedness of any Obligor or any other member of the Group that is a party to any Finance Document due and payable prior to its specified maturity as a result of an event of default (however described).

22.5.5     No Event of Default will occur under this Clause 22.5 (Cross default) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within Clauses 22.5.1 to 22.5.4 above is less than $250,000 (or its equivalent in any other currency or currencies).

22.6	Insolvency

22.6.1     Any Obligor or any other member of the Group that is a party to any Finance Document is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

22.6.2     A moratorium is declared in respect of any indebtedness of any Obligor or any other member of the Group that is a party to any Finance Document.

22.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

22.7.1     the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or any other member of the Group that is a party to any Finance Document;

22.7.2     a composition, compromise, assignment or arrangement with any creditor of any Obligor or any other member of the Group that is a party to any Finance Document;

22.7.3     the appointment of an Insolvency Officer of any Obligor or any other member of the Group that is a party to any Finance Document or any of the assets of any Obligor or any other member of the Group that is a party to any Finance Document; or

22.7.4     enforcement of any Security over any assets of any Obligor or any other member of the Group that is a party to any Finance Document.

or any analogous procedure or step is taken in any jurisdiction.

22.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Obligor or any other member of the Group that is a party to any Finance Document having an aggregate value of $250,000 and is not discharged within 14 days.

22.9	Analogous proceedings

There occurs, in relation to any Obligor or any other member of the Group that is a party to any Finance Document, any event anywhere which, in the reasonable opinion of the Lender, corresponds with, or is analogous to, any of those mentioned in Clauses 22.6 (Insolvency) to 22.8 (Creditors’ process).

22.10	Effectiveness

22.10.1   It is or becomes unlawful for any Obligor or any other member of the Group that is a party to any Finance Document to perform any of its obligations under the Finance Documents or any Finance Document otherwise ceases to be valid, binding or enforceable in whole or in part.

22.10.2   The guarantee provided by any Guarantor, or any Security constituted, or purported to be constituted, by the Security Documents, is not or ceases to be effective or is alleged by any Obligor or the grantor of such Security to be ineffective or any Security Document otherwise ceases to confer the Security it purports to create.

22.10.3   Any Obligor or any other member of the Group that is a party to any Finance Document repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

22.10.4   The Borrower fails to ensure that all of the registered pledges, which are to be established pursuant to the Security Documents, are registered within 6 months from the date of the execution of this Agreement, unless provided that the Borrower has exercised due care in preparing the respective filings and/or participating in proceedings relating to the registration of such pledges.

22.11	Cessation of business

Any Obligor or any member of the Group that is a party to any Finance Document ceases, or threatens to cease, to carry on all or a substantial part of its business.

22.12	Borrowing Base Assets

22.12.1   All or any part of any Borrowing Base Asset, or any Petroleum or revenues derived from any Borrowing Base Asset is nationalised, expropriated, compulsorily acquired or seized by any government or other governmental or public sector agency or body or any government or other governmental or public sector agency, takes, or officially announces that it will take, any step with a view to such nationalisation, expropriation, compulsory acquisition or seizure.

22.12.2	Any of the following occurs:
(A)	any decision is taken to abandon any Borrowing Base Asset; or
(B)

there has been a material interruption or suspension of the production or recovery of any Petroleum derived from or relating to any Borrowing Base Asset (i) for a continuous period of 60 days (or more) or (ii) on 90 days or more in any period of six months, and the Lender are of the opinion (acting reasonably) that if a Projection (which takes account of the effects of the same) were to be adopted, that Projection would demonstrate that the Obligors will not be able to meet their liabilities as they fall due or that:

(1)	the LLCR relating to any Calculation Period is less than 1.1:1; or
(2)	the FLCR relating to any Calculation Period is less than 1.5:1.

22.13	Project Documents

22.13.1   Any Authorisation relating to any Borrowing Base Asset (including in particular any Environmental and Mining License) is refused, suspended, revoked, rescinded or terminated or not obtained within a timeframe required to duly operate the Borrowing respective Base Assets and comply with the respective Projections.

22.13.2   It is or becomes unlawful for any party to perform any of its obligations under any Project Document or any Project Document otherwise ceases to be valid, binding or enforceable in whole or in part and the same, in each case, in the reasonable opinion of the Lender has, or is likely to have, a Material Adverse Effect.

22.13.3   Any party to a Project Document repudiates, or evidences an intention in writing to repudiate, a Project Document and the repudiation of such Project Document in the reasonable opinion of the Lender has, or is likely to have, a Material Adverse Effect.

22.13.4   There has been a default by a party to any Project Document and the same, in the reasonable opinion of the Lender has, or is likely to have, a Material Adverse Effect.

22.13.5   Any Project Document is amended, modified or subject to the grant of any waiver having the effect of an amendment or modification of such Project Document the same, in each case, in the reasonable opinion of the Lender has, or is likely to have, a Material Adverse Effect.

22.14	Material adverse change

Any event or series of events occurs which, in the reasonable opinion of the Lender, has or would be likely to have a Material Adverse Effect unless the effects of such event or series of events are capable of remedy and:

22.14.1   the Borrower (i) commences consultations with the Lender (as to the possible steps that need to be taken to remedy and/or mitigate those effects) within 5 Business Days of the date of issue of a notice from the Lender or, if earlier, of the date of the occurrence of the relevant event or series of events and (ii) continues with such consultations for such period as the Lender may reasonably request; and

22.14.2   the relevant effects are remedied or mitigated to the satisfaction of the Lender within the remedy period (where, for these purposes, “remedy period” means (i) the period of ten Business Days commencing on the date of the relevant notice from the Lender, or if earlier, the date of occurrence of the relevant event or series of events or (ii) such longer period as may be approved by the Lender pursuant to the consultations referred to in Clause 22.14.1).

22.15	Unitisation

Any Unitisation occurs and the Projection which is adopted in accordance with Clause 6 (Projections) following such Unitisation demonstrates that the Obligors will not be able to meet their liabilities as they fall due.

22.16	Ownership

The Parent ceases to hold indirectly or directly the entire issued share capital of the Borrower.

22.17	Insurances

The Obligor fails to take out or maintain, or cause to be taken out and maintained, any Agreed Insurances or any Agreed Insurance is vitiated, becomes invalid or void or otherwise ceases to be in full force and effect and, in any case, the same is not remedied to the reasonable satisfaction of the Lender within ten Business Days of the Lender giving notice to the Borrower or, if earlier, the Borrower becoming aware of the same.

22.18	Adverse proceedings

Any litigation, arbitration or administrative proceedings (the “relevant proceedings”) of or before any court, arbitral body or agency have been started against any Obligor or any other member of the Group that is a party to any Finance Document; and such relevant proceedings, if adversely determined, would (in the reasonable opinion of the Lender) have or be reasonably likely to have a Material Adverse Effect; and it is reasonably likely that such relevant proceedings will be adversely determined.

22.19	Increase in capital costs

22.19.1   The Aggregate Remaining Project Costs exceeds the Available Funding amount at any time and the same is not remedied by way of an increase in the Available Funding amount to the satisfaction of the Lender within ten Business Days of the Lender giving notice to the Borrower.

22.19.2	For these purposes:
(A)	“Aggregate Remaining Project Costs” means, at any time, the sum of:
(1)

(to the extent that the same have not already been paid at such time) the aggregate amount of all Permitted Expenditure and other costs (if any) required to achieve the Portfolio Completion Date (as determined by the Lender (acting reasonably and having regard to the then current Projection and the then current Budgets)); and

(2)	the aggregate amount of all interest, fees and all other costs and expenses payable by the Obligors under the Finance Documents (as determined by the Lender);
(B)	“Available Funding amount” means, at any time, an amount calculated in accordance with the following formula:

A + B + C

where:

(1)

“A” is an amount determined by the Lender (acting reasonably) as being the maximum unutilised amount of the Facility that the Borrower would be entitled to utilise for the purposes of meeting the Permitted Expenditure and other costs (if any) required to achieve Portfolio Completion Date;

(2)

“B” is the amount of funding that the Parent and/or any member of the Group has committed to make available to the Borrower under the Subordinated Loan Agreements or by way of equity contributions and which the Lender (acting reasonably) is satisfied will be available to the Borrower when required; and

(3)

“C” is the amount standing to the credit of the Project Accounts at such time (determined by the Lender (acting reasonably and in consultation with the Borrower) which the Borrower is entitled under the Accounts Agreement to withdraw from such Project Accounts for the purposes of meeting the Permitted Expenditure and other costs (if any) required to achieve Project Completion Date.

22.20	Qualification of accounts

The auditors of the Group adversely qualify their report(s) on any audited financial statements, or (as the case may be) any audited consolidated financial statements, of any Obligor or any other member of the Group that is a party to any Finance Document in any way save where such qualification is technical in nature or related to Section 404 of the Sarbanes-Oxley Act and immaterial in the context of the Facility and any weakness or deficiency does not impair the ability of the Borrower to make full and timely payments to the Lender as and when required under the Facility.

22.21	Cover ratios

Any Projection adopted pursuant to Clause 6 (Projections) demonstrates that:

22.21.1	the LLCR relating to any Calculation Period is less than 1.1.1; or
22.21.2	the FLCR relating to any Calculation Period is less than 1.5.1.
22.22	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Lender may, by notice to the Borrower:

22.22.1	cancel the Aggregate Commitments whereupon they shall immediately be cancelled; and/or

22.22.2  declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

22.22.3  declare that all or part of the Utilisations payable on demand, whereupon they shall immediately become payable on demand by the Lender on the instructions of the Lender;

CHANGES TO PARTIES

23.	CHANGES TO THE PARTIES
23.1	Assignments and transfer by Obligors

23.2        No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

23.3	Assignments and transfers by the Lenders

Subject to this Clause 23 (Changes to the Parties), the Lender may:

23.3.1	assign any of its rights; or
23.3.2	transfer by novation any of its rights and obligations,

to:

(a)	another bank, or
(b)	financial institution; or
(c)	any other person

provided that in the case of (c) no Security Interest under the Security Documents is jeopardised (the “New Lender”).

23.4	Conditions of assignment or transfer

23.4.1     An assignment or transfer will only be effective on receipt by the Borrower of written confirmation from the New Lender that the New Lender will assume the same obligations to the Obligors as it would have been under if it were the Lender.

23.4.2	If:
(A)	the Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(B)

as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased Costs), then the New Lender or the Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

23.4.3     A Lender may not assign or transfer any of its Commitment for any Specified Period without also assigning or transferring an equal proportion of the amount of its Commitment for each of the other Specified Periods.

23.5	Disclosure of information

23.5.1     The Lender may disclose to any prospective New Lender any information supplied to it by or on behalf of the Borrower in connection with the Finance Documents, including:

(A)	a copy of any Finance Document; and
(B)	any information which the Lender has acquired under or in connection with any Transaction Document.

23.5.2     In addition and without limiting Clause 23.5.1, the Lender is entitled to disclose any information referred to in Clause 23.4.1 and any other information:

(A)	where such information is publicly available, other than as a result of a breach by the Lender of this Clause;
(B)	in connection with any legal or arbitration proceedings;
(C)	if required to do so under any law or regulation;
(D)	to a governmental, banking, taxation or other regulatory authority;
(E)	to its professional advisers;
(F)	to any rating agency; or
(G)	with the agreement of the Borrower.

23.5.3     This Clause supersedes any previous confidentiality undertaking given by the Lender in connection with this Agreement.

23.6	Additional Guarantors

23.6.1     Subject to compliance with the provisions of Clause 20.11.2 (“Know your customer” checks), the Borrower may request that any of its Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

(A)	the Borrower delivers to the Lender a duly completed and executed Accession Letter; and
(B)

the Lender has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Lender.

23.6.2

The Lender shall notify the Borrower promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

24.	PAYMENTS
24.1	Partial payments

24.1.1     If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Lender shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(A)	first, in or towards payment of any unpaid fees, costs and expenses of the Lender under the Finance Documents;
(B)	secondly, in or towards payment of any accrued interest, commitment fees or commission due but unpaid under the Finance Documents;
(C)	thirdly, in or towards payment of any principal; and
(D)	fourthly, in or towards payment of any other sum due but unpaid under the Finance Documents.

24.1.2     The Lender may at its sole discretion, vary the order set out in Clauses 24.1.1(B) to 24.1.1(D) above.

24.1.3	Clauses 24.1.1 and 24.1.2 above will override any appropriation made by an Obligor.
24.2	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

24.3	Business Days

24.3.1     Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

24.3.2     During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

24.4	Currency of account

24.4.1     Subject to Clause 24.4.5, dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

24.4.2     A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

24.4.3     Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

24.4.4     Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

24.4.5     Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

24.5	Change of currency

24.5.1     Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(A)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Borrower); and

(B)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

24.5.2     If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the London interbank market and otherwise to reflect the change in currency.

25.	SET-OFF

The Lender may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

26.	NOTICES
26.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

26.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

26.2.1	in the case of each Obligor, that identified with its name below;
26.2.2	in the case of the Lender, that identified with its name below or any substitute address, fax number or department or officer as the Party may notify to the other Parties by not less than five Business Days’ prior notice.

The Borrower
Address:	FX Energy Poland Sp. ZO.O
ul. Chalubinskiego 8 00-613
Warsaw
Poland
Fax:	+48 22 630 6632
Attention:	Country Manager

The Parent
Address:	FX Energy, Inc.
3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
United States of America
Fax:	+1 801 486 5575
Attention:	Chief Financial Officer

FX Partnership
Address:	FX Energy C.V.
3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
United States of America
Fax:	+1 801 486 5575
Attention:	Chief Financial Officer

FX Netherlands
Address:	FX Energy B.V.
3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
United States of America
Fax:	+1 801 486 5575
Attention:	Chief Financial Officer

The Lender
Address:	The Royal Bank of Scotland plc
Project Finance
135 Bishopsgate
London EC2M 3UR
Fax:	+44 (0)20 7085 5578
Attention:	Colin Bousfield / Jonathan Verlander

26.3	Delivery

26.3.1     Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(A)	if by way of fax, when received in legible form; or
(B)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 26.2 (Addresses), if addressed to that department or officer.

26.3.2     Any communication or document to be made or delivered to any Lender will be effective only when actually received by that Lender and then only if it is expressly marked for the attention of the department or officer identified with that Lender’s name above (or any substitute department or officer as that Lender shall specify for this purpose).

26.4	English language
26.4.1	Any notice given under or in connection with any Finance Document must be in English.

26.4.2	All other documents provided under or in connection with any Finance Document must be:
(A)	in English; or
(B)

if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

27.	CALCULATIONS AND CERTIFICATES
27.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

27.2	Certificates and Determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

27.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of (in the case of dollars) 360 days or (in the case of sterling) 365 days or, in any case where the practice in the London interbank market differs, in accordance with that market practice.

28.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

29.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

30.	AMENDMENTS AND WAIVERS
30.1	Procedure

30.1.1     Any term of the Finance Documents may be amended or waived with the agreement of the Borrower and the Lender.

30.1.2     The Guarantors agree to any amendment or waiver allowed by this Clause which is agreed to by the Borrower. This includes any amendment or waiver which would, but for this paragraph, require the consent of the Guarantor if the guarantee under the Finance Documents is to remain in full force and effect.

30.2	Change of Currency

If a change in any currency of a country occurs (including where there is more than one currency until recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Lender (acting reasonably and after consultation with the Borrower) determines is necessary to reflect the change.

30.3	Waivers and remedies cumulative
30.3.1	The rights of the Lender under the Finance Documents:
(A)	may be exercised as often as necessary;
(B)	are cumulative and not exclusive of its rights under the general law; and
(C)	may be waived only in writing and specifically.
Delay in exercising or non-exercise of any right is not a waiver of that	right.
31.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

GOVERNING LAW AND ENFORCEMENT

32.	GOVERNING LAW

This Agreement is governed by English law.

33.	ENFORCEMENT
33.1	Jurisdiction

33.1.1     The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

33.1.2     The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

33.1.3     This Clause 33.1 (Jurisdiction) is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

33.2	Service of process

33.2.1     Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(A)

irrevocably appoints Law Debenture Corporate Services Limited, currently at Fifth Floor, 100 Wood Street, London, EC2V, England 7EX as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(B)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

33.3	Waiver of immunity

Each Obligor irrevocably and unconditionally:

33.3.1     agrees not to claim any immunity from proceedings brought by the Lender against that Obligor in relation to a Finance Document and to ensure that no such claim is made on its behalf;

33.3.2     consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

33.3.3	waives all rights of immunity in respect of it or its assets.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

AGGREGATE COMMITMENTS

Specified Period	Lender
From the date of this Agreement up to and including 30 December 2010 (the “first reduction date”)	$25,000,000
From 31 December 2010 up to and including 29 June 2011	$20,000,000
From 30 June 2011 up to and including 30 December 2011	$15,000,000
From 31 December 2011 up to and including 29 June 2012	$10,000,000
From 30 June 2012 up to and including 30 December 2012	$5,000,000
On and from 31 December 2012	0

SCHEDULE 2

CONDITIONS PRECEDENT

Part I

CPs to first Utilisation

1.	ORIGINAL OBLIGORS

1.1          A copy of the constitutional documents of each Original Obligor (including a unified copy of the Borrower’s Articles of Association).

1.2          A copy of a resolution of the board of directors and, if necessary, of other corporate organs of each Obligor:

1.2.1       approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

1.2.2       authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

1.2.3       authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

1.3          A specimen of the signature of each person authorised by the resolution referred to in paragraph 1.2.

1.4          A certificate of each Obligor (signed by a director or, in the case of the Parent, an officer) confirming that the borrowing or guaranteeing, as appropriate, contemplated by the Finance Documents would not cause any borrowing, guaranteeing or similar limit binding on that Obligor to be exceeded.

1.5	A certificate of each Obligor (signed by a director) confirming its solvency.

1.6          A certificate of an authorised signatory of each Obligor certifying that each copy document relating to it specified in this Part I (CPs to first Utilisation) of Schedule 2 (Conditions precedent) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

1.7          Consent of the State Treasury for the pledge of the mining usufruct rights held by the Borrower pursuant to the Mining Usufruct Agreements referred to in items 1.2.1, 2.2.2 and 3.2.2 of Schedule 10 as well as their transfer upon the Lender.

1.8          Execution of Project Documents listed in Schedule 10 in the form and substance which are satisfactory to the Lender, as well as assignment of the rights of the Borrower under such Project Documents executed pursuant to Security Documents, which are in the form and substance satisfactory to the Lender.

1.9          Entry into effect of all Project Documents (for the avoidance of doubt those entered into on or before the date hereof as well as those referred to in paragraph 1.8 above).

1.10        Delivery by the Borrower to the Lender of evidence satisfactory to the Lender that: (i) POGC unconditionally recognizes the amount of its monetary obligations, which are connected with the Fences Settlement Agreement, as well as Fences Gas Sale Agreement (net of VAT and including of VAT) and confirms the date by which such receivables will be paid in full to the Borrower, and (ii) recognizes its obligation to purchase and pay to FX for its share of natural gas produced from the Kleka East Field.

1.11        Acquisition by the Borrower of interest in the mining usufruct rights, as well as interest in the right of the geological documentation with respect to Sroda Field and Kleka East Field.

1.12        Consents of POGC and CEGHL (as may be applicable) for the collateral assignment of the rights under agreements constituting Project Documents (including assignment of such rights upon the Lender and a subsequent assignment of such rights by the Lender).

1.13        Excerpt from the share register and the partnership register (if applicable) of respectively, the Borrower, FX Netherlands and FX Partnership, confirming that the shares in the Borrower and FX Netherlands, as well as partnership interests in FX Partnership were not subjected to any Security;

1.14        Evidence that the agent for service of process referred to in Clause 33.2.1(A) has accepted the appointments referred to therein.

1.15        Any other document relating to any Obligor which any legal counsel may require for the purposes of any legal opinion referred to in paragraph 2 below.

2.	LEGAL OPINIONS
2.1	A legal opinion of Chadbourne & Parke as to English law.
2.2	A legal opinion of Chadbourne & Parke LLP as to Polish law.

2.3          A legal opinion of Cameron McKenna as to Polish law including as to the legal status and legal effectiveness of the Project Documents.

2.4	A legal opinion of Chadbourne & Parke LLP as to New York law.
2.5	A legal opinion of Kruse Landa Maycock & Ricks, LLC, as to Nevada law.
2.6	A legal opinion of Van Doorne N.V. as to the law of the Netherlands.
3.	FINANCE DOCUMENTS

3.1          An original (duly executed by each of the parties thereto), together with any document, recording, filing, notification, notarisation or other evidence required in the opinion of the Lender for the creation, validity, perfection or priority of:

3.1.1	the guarantee between the Guarantors and the Lender set out in Clause 18 herein;

3.1.2       a financial and registered pledge over the shares in the Borrower (governed by the laws of Poland) granted by FX Netherlands to the Lender;

3.1.3       a shares pledge (governed by the laws of the Netherlands) granted by Frontier Exploration, Inc. and FX Drilling Company, Inc. as General Partners of FX Partnership to the Lender over the shares in FX Energy;

3.1.5       a registered pledge over the enterprise of the Borrower (governed by the laws of Poland) granted by the Borrower to the Lender;

3.1.6       financial and registered pledges over accounts (governed by the laws of Poland) granted by the Borrower to the Lender, accompanied by an irrevocable authorization to use the funds deposited on the accounts to satisfy claims arising under this Agreement;

3.1.7       ordinary and registered pledge of the mining usufruct rights held by the Borrower and described in items 1.2.1, 2.2.2 and 3.2.2 of Schedule 10;

3.1.8       collateral assignment of the rights to obtain Petroleum produced with the use of the Borrowing Base Assets;

3.1.9       collateral assignment of rights under the agreements constituting Project Documents as set out in Schedule 10;

3.1.10     an assignment of insurances relating to the Polish Fields (governed by English law) granted by the Borrower to the Lender;

3.1.11	the Warrant Instrument;

3.1.12     Notarial statement of the Borrower regarding submission to execution executed in accordance with Article 777 of the Polish Code of Civil Procedure;

3.1.13	the Subordination Deed;

3.1.14	Deed of Assignment of Subordinated Debt.
3.2	An original (duly executed by each of the parties thereto) of:
3.2.1	the Accounts Agreements;
3.2.2	each Fee Letter to be entered into on or about the date of this Agreement.
4.	PROJECT DOCUMENTS

4.1          A copy of each Project Document to which any Obligor is a party (including, for the avoidance of doubt, the agreement referred to in item 2.2.2 of Schedule 10 following the execution of such document) as at the proposed first Utilisation Date (together with evidence that any conditions relating to the effectiveness of each such Project Document has been satisfied or waived and that, accordingly, each such Project Document is in full force and effect).

5.	SECURITY MATTERS

5.1          Certified copies of: all notices of assignment and/or charge required to be delivered pursuant to the Security Documents.

5.2          All share and/or stock certificates, any other evidence of title, powers of attorney, executed blank stock powers and executed stamped stock transfer forms as required pursuant to the Security Documents.

5.3          An original (duly executed by the Borrower) of the letter to be submitted by the Borrower to the POGC in relation to the Security being taken over the Borrower’s assets.

5.4          Evidence that all filings with respect to registered pledges to be established pursuant to the respective Security Documents were duly paid for and filed with the respective courts in compliance with the Applicable Law.

6.	REPORTS
6.1	A copy of a Reserves Report relating to each Polish Field.

6.2          A letter from the Insurance Consultant confirming that the Obligors are in compliance with their obligations under this Agreement with respect to the insurances that they are required to maintain.

6.3          A copy of an environmental impact assessment relating to each of the Polish Fields that has been prepared by the Environmental Consultant.

6.4	A legal due diligence report /memorandum from Chadbourne & Parke LLP (Warsaw).
8.	OTHER DOCUMENTS AND EVIDENCE

8.1          Evidence that any process agent that is required to be appointed by any Obligor under any Finance Document has been so appointed and has accepted its appointment.

8.2	A copy of:

8.2.1       the audited consolidated financial statements for the Group for the financial year ended 31 December 2005;

8.2.2       the unaudited financial statements for each of the Original Obligors for the financial quarter ended 30 September 2006.

8.3	A copy of the most recent Budget for each of the Polish Fields.

8.4          A copy of a Projection which takes account of, and reflects, the aggregate projected Petroleum reserves of the Portfolio and which the Borrower and the Lender have designated as the “Portfolio Projection”.

8.5          A copy of the Field Development Plan for each Polish Field together with a certified copy of the approval given by Applicable Polish Licensing Authority for that Field Development Plan.

8.7          Evidence that the fees, costs and expenses then due from the Obligors pursuant to the Finance Documents have been paid or will be paid by the first Utilisation Date.

8.8	Evidence that each of the Project Accounts that are required to be maintained have been opened.
8.9	A copy of all relevant Subordinated Loan Agreements.

8.10        A certified copy of each Environmental Management Plan (if any) that has been produced with respect to the Borrowing Base Assets (together with confirmation from the Environmental Consultant that such Environmental Management Plan complies with Polish Applicable Law and Polish Environmental Requirements) or (where no Environmental Management Plan has been produced with respect to any Borrowing Base Asset) confirmation from the Environmental Consultant that no such Environmental Management Plan is required pursuant to Polish Applicable Law and Polish Environmental Requirements.

8.11	A copy of all the insurance policies specified in the Insurance Schedule.

Part II

Conditions Precedent Required to be Delivered By An Additional Guarantor

1.	An Accession Letter, duly executed by the Additional Guarantor and the Company.
2.	A copy of the constitutional documents of the Additional Guarantor.
3.	A copy of a resolution of the board of directors of the Additional Guarantor:
(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;
(b)	authorising a specified person or persons to execute the Accession Letter on its behalf; and
(c)

authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents.

4.            A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.            A copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

6.            A certificate of the Additional Guarantor (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Lender’s Available Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

7.            A certificate of an authorised signatory of the Additional Guarantor certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

8.            A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

9.	If available, the latest audited financial statements of the Additional Guarantor.
10.	A legal opinion of Chadbourne & Parke, legal advisers to the Lender in England.

11.          If the Additional Guarantor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Lender in the jurisdiction in which the Additional Guarantor is incorporated.

12.          If the proposed Additional Guarantor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 33.2 (Service of process), if not an Guarantor, has accepted its appointment in relation to the proposed Additional Guarantor.

SCHEDULE 3

GROUP STRUCTURE

Part I

1.            FX Energy, Inc. (a company incorporated under the laws of Nevada with SEC Commission File Number 000-25 386) is the sole limited partner of FX Energy Netherlands Partnership, CV, (a partnership established under the laws of the Netherlands) which in turn owns the entire issued share capital of FX Energy Netherlands, BV, (a corporation established under the laws of the Netherlands) which in turn owns the entire issued share capital of FX Energy Poland Sp. Z.O.O., (a limited liability company incorporated under the laws of Poland with its seat in Warsaw, Poland at ul. Jana Pawla II 29, 00-867, entered into the Commercial Register maintained by the District Court in Warsaw under the RHB no. 50620).]

GROUP STRUCTURE

Part II

1.            The various direct and indirect interests of the Obligors are set out in the Company Ownership Chart below.

SCHEDULE 4

UTILISATION REQUEST

Part I

Loans

From:	FX Energy Poland Sp. Z.O.O.
To:	The Royal Bank of Scotland plc
Dated:

Dear Sirs

$25,000,000 Senior Facility Agreement dated [ ] between, among others, FX Energy Poland Sp. ZO.O., and The Royal Bank of Scotland plc as amended from time to time (the “Agreement”)

1.            We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:
Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
Currency:	dollar
amount:	[ ]
Purpose:	[ ]
Interest Period:	[ ]

3.            We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.            The proceeds of this Loan should be credited to [NB Specify relevant Onshore Proceeds Account].

5.	This Utilisation Request is irrevocable.
[6.	This Utilisation pertains to a Rollover Loan.]

[6.           We set out in the appendix to this Utilisation Request our computations for determining the Total Available Funds and the Total Unpaid Costs and we hereby certify that the Total Available Funds are more than or equal to the Total Unpaid Costs.]2

Yours faithfully

......................................	......................................
authorised signatory for	authorised signatory for
FX Energy Poland Sp. Z.O.O.	authorised signatory for

_______________

[2]	Include in all Utilisation Requests for Loans to be made before the Portfolio Completion Date

Appendix to Utilisation Request dated [insert date] (the “Relevant Date”)3

(1)	Total costs required to achieve the Portfolio Completion Date (including any such costs already paid on or before the Relevant Date)	[ ]
(2)	Total costs actually incurred and paid as at the Relevant Date for the purposes of achieving the Portfolio Completion Date	[ ]
(3)	Total costs yet to be incurred and paid but which will be required to be met in order to achieve the Portfolio Completion Date (“Total Unpaid Costs”)	[Insert amount which is equal to (1) minus (2)]

(4)	Total of the unutilised amount of the Facility which we would be entitled as at the Relevant Date to utilise for the purposes of achieving the Portfolio Completion Date[4]	[ ]
(5)	Total amount of funding from other sources (specified below) which we would be entitled as at the Relevant Date to utilise for the purposes of achieving the Portfolio Completion Date	[ ]
(6)	Total funds available to us for the purposes of achieving the Portfolio Completion Date ( “Total Available Funds”)	[Insert amount which is equal to (4) plus (5)]

We hereby confirm that:

(a)	The sources of funding referred to in (5) above are as follows:

[Insert details including provider of funds and amounts available.]

(b)           The amounts available to us from each of the above sources are freely available to us as the Relevant Date and no conditions need to be fulfilled in order for us to access and utilise such amounts.

_______________

[3]

This appendix must be included and filled in for all Utilisation Requests for Utilisations to be made before the Portfolio Completion Date. After the Portfolio Completion Date references in this Utilisation Request to “Portfolio Completion Date” should read “Portfolio Completion Date and Project Completion Date.”

[4]	This figure should include that part of the Facility which is proposed to be utilised pursuant to the relevant Utilisation Request.

SCHEDULE 5

MANDATORY COST FORMULAE

1.            The Mandatory Cost is an addition to the interest rate to compensate lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.            On the first day of each Interest Period (or as soon as possible thereafter) the Lender shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Lender as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.            The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Lender. This percentage will be certified by that Lender in its notice to the Lender to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.            The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Lender as follows:

in relation to a sterling Loan:
AB + C(B-D) + E x 0.01
-------------------------------	percent, per annum
100 – (A + C)

in relation to a Loan in any currency other than sterling:
E x 0.01
------------	percent, per annum
300

Where:

A

is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B

is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Clause 9.3.1 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.
D	is the percentage rate per annum payable by the Bank of England to the Lender on interest bearing Special Deposits.
E

is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Lender as being the average of the most recent rates of charge supplied by the Reference Banks to the Lender pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

5.1          “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

5.2          “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

5.3          “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

5.4          “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.            In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.            If requested by the Lender, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Lender, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.            Each Lender shall supply any information required by the Lender for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	The jurisdiction of its Facility Office; and
(b)	Any other information that the Lender may reasonably require for such purpose.

Each Lender shall promptly notify the Lender of any change to the information provided by it pursuant to this paragraph.

9.            The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Lender based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Lender to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.          The Lender shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.          The Lender shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.          Any determination by the Lender pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.          The Lender may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 6

INITIAL BORROWING BASE ASSETS

1.            The Borrower’s 49% interest in the Petroleum accumulation in accordance with Licence no. 7/2003 dated 7 October 2003 covering the area of Jarocin commune, Wielkopolskie voivodeship, known as the “Kleka East Field” (together with the Borrower’s interests in all related facilities and infrastructure).

2.            The Borrower’s 24.5% interest in the mining usufruct relating to Licence no. 29/2001/p dated 28 September 2001 covering the area of Zaniemysl commune, Wielkopolskie voivodeship and the Borrower’s 24.5% interest in Petroleum accumulation, known as the “Zaniemysl Field” (together with the Borrower’s interests in all related facilities and infrastructure).

3.            The Borrower’s 100% interest in Licence no. 33/97/L for Block 255 dated 8 August 1997 on the area which borders are indicated by latitudes and longitudes between the following points: (i) 52o N, 21o E, (ii) 52o N, 21o 30’ E, (iii) 51o 45’ N, 21o 30’ E, (iv) 51o 45’ N, 21o E to the extent that Licence covers the Sobienie-Jeziory commune, Mazowieckie voivodeship, and the Borrower’s 81.82% interest in the Petroleum accumulation, known as the “Wilga Field” (together with the Borrower’s interests in all related facilities and infrastructure).”

SCHEDULE 7

PERMITTED SECURITY

No other Permitted Security

SCHEDULE 8

INSURANCE SCHEDULE

1.	All risk Property Insurance

Insurance subject, amount, system and contribution.

Insurance subject	Insurance amount in PLN	Insurance system
Fixed assets including: - developed mine output hole - mine infrastructure above ground including 18.6 km gas pipeline - office facilities - Cash	20,000,000 20,640,000 160,000 5,000	Permanent amounts 1 risk

Liability limitations:

Risk	Liability limitation in PLN
Burglary and robbery	1,000,000
Overvoltage	250,000
Cash Insurance against: Stealing with burglary inside Robbery inside Robbery during transportation	5,000 5,000 5,000

Reduction franchise – 10% of the damages payment value and not more than 500,000 PLN.

Contribution at quarterly payment: 45,731 PLN

Contribution paid once a year: 44,359 PLN

In case of insurance both all risk property insurance and civil liability insurance, contribution for all risk property insurance would be:

Contribution at quarterly payment: 36,775 PLN

Contribution paid once a year: 35,672 PLN

2.	Third Party Liability Insurance
Guarantee amount - for a single insured event - for all insured events	2,500,000.00 PLN 5,000,000.00 PLN
Clause no. 6 - for a single insured event - for all insured events	limitation 2,500,000.00 PLN 5,000,000.00 PLN

Own contribution:	10%, but not less than 3,000 PLN
Integral franchise:	400.00 PLN

Advance contribution - 43,872 PLN

Contribution paid twice a year: 46,066 PLN

Contribution at quarterly payment: 48,259 PLN

SCHEDULE 9

LIST OF APPROVED BANK ACCOUNTS

The following bank accounts maintained by the Borrower with ING Bank, Poland:

Account Number
PL	83	1050	0086	1000	0022	7363	1859
	29	1050	0086	1000	0022	7363	2055 USD
PL	08	1050	0086	1000	0022 9	2944	648
PL	54	1050	0086	1000	0022	7509	7760

SCHEDULE 10

SCHEDULE OF PROJECT DOCUMENTS

1.	WILGA FIELD
1.1	Licences

1.1.1       license no. 33/97/L for 255 block issued by the Minister of Environment dated 8 August 1997 as amended by a Decision of the Minister of Environment DGe-4770-31/5885/06/AP dated August 8 2006;

1.2	Mining usufruct

1.2.1       mining usufruct agreement between Lubex Petroleum Co. Sp. z o.o. and the State Treasury dated 20 December 1996;

1.2.2       transfer agreement dated 20 January 2005 between Apache Poland Sp. z o.o. in liquidation and the Borrower;

1.3	Existing agreements to be subjected to collateral assignment

1.3.1       joint operating agreement covering Block 255 between: POGC, Apache Poland Sp. z o.o. in liquidation and the Borrower dated 29 October 1999;

1.3.2       general contractor agreement with respect to Wilga field between PBG S.A. and the Borrower dated 30 September 2005;

1.3.3       agreement for the sale of natural gas between Mazowiecka Spólka Gazownictwa Sp. z o.o. and the Borrower dated 29 December 2005;

1.3.4	Operator Agreement with POGC Sanok Branch dated August 1, 2006;
1.4	Other existing agreements
1.4.1	lease agreement with Tadeusz Wirtek valid till 29 September 2025;
1.4.2	lease agreement with Wacław Tomaszewski valid till 28 September 2025;
1.4.3	lease agreement with Jaroslaw Strosz valid December 1, 2006.
2.	KLĘKA EAST FIELD
2.1	Licences
2.1.1	license No. 7/2003 issued by the Minister of Environment to POGC dated 7 October 2003;
2.2	Mining usufruct
2.2.1	mining usufruct agreement between POGC and the State Treasury dated 7 October 2003;
2.2.2	agreement regarding acquisition by the Borrower of interest in mining usufruct from POGC;
2.3	Existing agreements to be subjected to collateral assignment

2.3.1       the joint operating agreement covering areas in the Foresudetic Monocline between POGC and the Borrower, dated 12 May 2000;

2.3.2       the fences settlement agreement between POGC, the Parent and the Borrower dated 8 January 2003;

2.3.3       the gas sale agreement within the Fences area between POGC and the Borrower, dated 18 December 2000;

3.	ZANIEMYŚL FIELD
3.1	Licences

3.1.1       license No. 29/2001/p issued by the Minister of Environment to POGC dated 28 September 2001;

3.2	Mining usufruct

3.2.1       a mining usufruct agreement was executed by and between POGC and the State Treasury on 28 September 2001;

3.2.2       agreement dated 8 January 2003 between POGC and the Borrower transferring 49% interest in the mining usufruct to the Borrower;

3.2.3       agreement dated 29 August 2003 between the Borrower and CalEnergy Resources Poland Sp. z o.o. transferring 24.5% interest in the mining usufruct to CalEnergy Resources Poland Sp. z o.o.;

3.3	Existing agreements to be subjected to collateral assignment

3.3.1       the mining usufruct holders operating agreement covering Greater Zaniemysl Area between POGC, CalEnergy and the Borrower, dated 26 October 2005;

3.3.2	the gas sale agreement between POGC and the Borrower, dated 8 December 2005.
4.	ŚRODA FIELD

4.1          mining usufruct agreement was executed between POGC and the State Treasury dated 16 July 2003;

4.2          agreement transferring 49% in the mining usufruct between POGC and the Borrower (not dated);

4.3	license No. 32/96/p issued by the Minister of Environment to POGC dated 19 July 1996;

4.4          the cooperation agreement within the Poznan area dated 8 January 2003 between POGC and Borrower; and

4.5          the joint operating agreement covering Poznan area dated 1 June 2004 between POGC and Borrower.

SCHEDULE 11

EXISTING FINANCIAL INDEBTEDNESS

1.            Financial Indebtedness incurred pursuant to a loan agreement between the Borrower and FX Netherlands having an effective date of 12:01 am on January 1, 2006 which, as of such date, amounted to $39,860,997 of outstanding principal and $11,791,463 of outstanding interest. The said loan agreement permits further advances at an interest rate of 9.005% per annum.

2.            The loans made to the Borrower and referred to in paragraph 1 above, were borrowed by FX Netherlands from FX Partnership pursuant to a loan agreement between those parties having an effective date of 12:01am on January `, 2006 which, as of such date, amounted to $39,860,997 of outstanding principal and $11,603,297 of outstanding interest. The said loan agreement permits further advances at an interest rate of 8.875% per annum.

3.            The loan agreements referred to in paragraphs 1 and 2 are Subordinated Loan Agreements subject to the Subordination Deed.

SCHEDULE 12

AGREEMENTS WITH AFFILIATES

1.            the fences settlement agreement between POGC, the Parent and the Borrower dated 8 January 2003;

2.	loan agreement dated 2 January 2003 between the Borrower and FX Netherlands,
3.	loan agreement dated 2 January 2002 between the Borrower and FX Netherlands,
4.	loan agreement dated 2 January 2001 between the Borrower and FX Netherlands,
5.	loan agreement dated 2 January 2000 between the Borrower and FX Netherlands.

SCHEDULE 13

FORM OF INDEPENDENT EXPERT’S DETERMINATION

FORM OF INDEPENDENT EXPERT’S DETERMINATION

To:	The Royal Bank of Scotland Plc (the “Lender”)

And

FX Energy Poland SP. ZO.O(the “Borrower”)

Date:	[	]

Dear Sirs

Senior Facility Agreement dated [17] November 2006 between, among others, FX Energy Poland SP. ZO.O and The Royal Bank of Scotland plc as amended from time to time (the “Agreement”)

We refer to the Agreement and to your instructions dated [ ] to make a determination in accordance with Clause 6.9 of the Agreement.

We have considered the separate submissions prepared respectively by:

(i)	[Insert name of party to dispute e.g. the Lender] (“Party A”); and
(ii)	[Insert name of other party to dispute e.g. the Borrower] (“Party B”)

concerning the question in dispute and the evidence provided to us supporting those submissions.

We have also considered such other information as we believe appropriate in the context of syndicated secured oil and gas financings in North West Europe arranged in the London market.

We hereby confirm our determination that it is more appropriate for the question in dispute to be resolved in the manner proposed in the submission prepared by [Party A] [Party B].

Yours faithfully,

.........................................

[name of independent expert]

SCHEDULE 14

FORM OF ACCESSION LETTER

To:	The Royal Bank of Scotland PLC as Lender
From:	[Subsidiary] and FX Energy Poland SP. ZO.O

Dated:

Dear Sirs

FX Energy Poland SP. ZO.O – Senior Facility Agreement dated 17 November 2006 (the “Agreement”)

1.            We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.            [Subsidiary] agrees to become an Additional Guarantor and to be bound by the terms of the Agreement as an Additional Guarantor pursuant to Clause 23.6 (Additional Guarantors) of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

4.	This Accession Letter is governed by English law.

This Guarantor Accession Letter is entered into by deed.

FX Energy Poland SP. ZO.O [Subsidiary]

The Original Obligors

FX ENERGY POLAND SP. ZO.O.,

By: /s/ David N. Pierce

FX ENERGY, INC.,

By: /s/ Clay Newton

FX ENERGY NETHERLANDS PARTNERSHIP, CV, David Pierce, for and on behalf of FX Drilling Company, Inc., which in turn acts in its capacity of general partner of FX Energy Netherlands Partnership, CV

By: /s/ David N. Pierce

FX ENERGY NETHERLANDS, BV,

By: /s/ Clay Newton

The Lender

THE ROYAL BANK OF SCOTLAND PLC

(in its capacity as Lender)

By: /s/ Colin Bousfield